Exhibit 10.32

[translation note: each page is initialed by multiple individuals; initials illegible]

[handwritten: partially illegible: produced and delivered a copy … each executive nomination on 85 pages, in [illegible] Paris on illegible]

[initials: illegible]

[stamp: crossed out: MAIN TAX RECEIVING OF PARIS 8th Arrondissement, FBG du ROULE ARTOIS – B. LASSALE, Principal Receiver]

[stamp: REGISTERED IN PARIS (8th arrondissement) RECEIVING ROULE-ARTOIS I-6 APRIL 2001

[handwritten: 17, doc. No. 126. Box 3. Receipt: five hundred francs]

[stamp: 01-00883, Stamp fee paid [illegible] authorization of February 10, 1976]

[COPY]

Reference: Jean-Pierre Pernot/HD
Document: Property lease
File: PERNOT/HD/LABO.EUROSILICONE

Two thousand and one

Eight March

Office of Maître Jacques Jaffary, notary, at Place de la Bouqerie, Apt, Vaucluse

Maître Jacques Jaffary, the undersigned notary, at Place de la Bouquerie, Apt, Vaucluse, representing the French Société Civile Professionnelle ‘Dominique Perrine, Bernard Merland, Bruno de Lapasse’, notaries, whose registered office is at 4 Rue de Berri, 8ème arrondissement, Paris,

With Maître Jacques Jaffary, the aforementioned notary, representing LABORATOIRES SILICONE, the LESSEE; Maître Bertrand Lacourte, notary at 54 Avenue Victor Hugo in Paris, representing AUXICOMI; and Maître Pierre Lembo, notary at 30 Place Denfert Rochereau in Paris, representing UCABAIL IMMOBILIER,

Received in authentic form this:

LEASE AGREEMENT

IDENTIFICATION OF THE PARTIES

LESSOR

1. The company NATIOCREDIMURS SOCIETE EN NOM COLLECTIF a French partnership (Sociéte en Nom Collectif) whose share capital amounts to twenty two million and eight hundred thousand euros (EUR 22,800,000), whose registered office is located in Immeuble Le Métropole, 46/52 Rue Arago, Puteaux, Hauts de Seine, registered under SIREN number 332 199 462 RCS NANTERRE and registered with the French Trade and Companies Register (RCS) under the number NANTERRE B 332 199 462 (96 B 04190),

And definitively authorized as a Credit Institution in the category of Financial Companies, according to the decision of the French Credit Institutions Committee (Comité des Etablissements de Crédit) in Paris on 20 March, 1985, and a letter from Banque de France dated 9 May 1985.

Represented by Jean-Pierre Pernot, assistant notary, based at 4 Rue de Berri, 8th arrondissement, Paris,

Authorised to represent Bernard Desvaux, lawyer, whose registered office is located at Immeuble Le Métropole, 46/52 Rue Arago, Puteaux, Hauts de Seine, according to the terms of a private agreement dated 6 March 2001 in Puteaux, attached to this agreement after reference.

In this capacity, Bernard Desvaux has acted with the authority granted to him by Jean-René Brunon, based at Immeuble Le Métropole, 46/52 Rue Arago, Puteaux, Hauts de Seine, according to a deed received by Maître Dominique Perrine, notary in Paris, on 21 January 1998.

With the power of attorney granted to him, Jean-René Brunon has acted in his capacity as President the board of directors on behalf of the company NATIO LOCATION, a French public limited company (Société Anonyme) with a capital of 4,976,000 euros, whose registered office is located at Immeuble Le Métropole, 46/52 Rue Arago, Puteaux, Hauts de Seine, registered under SIREN number 310 188 784 RCS Nanterre and registered with the Nanterre Trade and Companies Register (RCS) under number NANTERRE B 310 188 784; this role was renewed following board deliberations on 27 May 1998.

A certified copy of the minutes of this board meeting was submitted to the records of the Société Civile Professionnal ‘Dominique Perrine, Bernard Merland, Bruno de Lapasse’, notaries in Paris, according to the deed dated 8 December 1998.

The company NATIO LOCATION as the statutory manager of NATIOCREDIMURS SOCIETE EN NOM COLLECTIF,

It is to be noted that:

* the company named BNP PARIBAS LEASE GROUP, whose registered office is located at Immeuble Le Métropole, 46/52 Rue Arago, Puteaux, Hauts de Seine, registered under SIREN number 632.017.513, RCS Nanterre, is currently the co-manager of NATIOCREDIMURS SOCIETE EN NOM COLLECTIF, a role acquired through acquisition of the company BNP LEASE, a public limited company (Société Anonyme) whose share capital amounts to 108,560,456 euros, whose registered office is located at Immeuble Le Métropole, 46/52 Rue Arago, Puteaux, Hauts de Seine, registered under the SIREN number 632 012 712 RCS NANTERRE following a merger definitively concluded after the General Shareholders Meetings of BNP PARIBAS LEASE GROUP on 3 July 2000.

*BNP Lease acquired the company NATION LOCATION, following a merger definitively concluded after the BNP LEASE General Shareholders Meeting of 30 November 1999.

It is hereby stated that Jean-René Brunon was appointed Managing Director of the BNP PARIBAS LEASE GROUP following a board meeting on 3 July 2000.

2. The company AUXICOMI, a public limited company (Société Anonyme) whose share capital amounts to twenty one million seven hundred and fifty thousand francs (21,750,000 francs), whose registered office is located at 27/31 Avenue du Général Leclerc, Maisons-Alfort, Val de Marne, identified by the French Business Directory under the SIREN number 329 121 404 and registered in the Creteil Trade and Companies Register, represented by:

Represented by Jean-Pierre Pernot, assistant notary, based at 4 Rue de Berri, 8th arrondissement, Paris,

authorised by Patrick Cruzillac, Business Manager, based at 27-31 Avenue du Général Leclerc, Maisons-Alfort, Val de Marne, in accordance with a private agreement dated 6 March 2001 in Maisons-Alfort, attached after reference.

Patrick Cruzillac acted under the authority granted to him by Gérard Levy, authorised representative, on 10 August 1999, and the original authorising document was submitted to the records of Maître Bernard Lacourte, associate notary in Paris on 9 September 1999.

Gérard Lévy himself acted under the authority granted to him on 18 May 1999, with the capacity to act as a representative, by Jean-Marc Durand, Managing Director of AUXICOMI, who was appointed to this post following an AUXICOMI board meeting on 21 November 1997.

The aforementioned powers conferred on 18 May 1999 were subject to a deed of deposit legally filed in the records of Maître Bertrand Lacourte, associate notary in Paris, on 7 June 1999.

A certified copy of an extract of the minutes from the board meeting of 21 November 1997, mentioned above, was legally filed as a deed of deposit in the records of Maître Bertrand Lacourte, associate notary in Paris, on 9 December 1997.

3. The company UCABAIL IMMOBILIER, previously FINAMUR, renamed by a decision of the extraordinary General Meeting of 21 December 1995, a public limited company (Socièté Anonyme) registered as a financial company, whose share capital amounts to three hundred and seventy-two million francs (372,000,000 francs), whose registered office is located at Immeuble CNCA Provence, 83 Boulevard des Chênes, Guyancourt, Yvelines, registered in the French Business Directory under SIREN number 340 446 707 (87B00600) and in the Versailles Trade and Companies Register, represented by:

Jean-Pierre Pernot, assistant notary, based at 4 Rue de Berri, 8ème arrondissement, Paris,

Authorised by Bernard Carette, whose registered office is located at 83 Boulevard des Chênes, Guyancourt, Yvelines, in accordance with a private power of attorney agreement dated 6 March 2001 in Guyancourt, attached and appended.

With this power of attorney, Bernard Carette was authorised to act on behalf of Francis de Cazenove, whose registered office is located at 83 Boulevard des Chênes, Guyancourt, Yvelines, in accordance with a private power of attorney agreement dated 20 February 2001. The original copy of this agreement was deposited in the records of Maître Lembo, associate notary in Paris, named above, on 7 March 2001.

With this power of attorney, Francis Cazenove acted on behalf of UCABAIL IMMOBILIER in his capacity as Managing Director of the company, a role he was appointed to following a board meeting on 30 May 2000.

The companies NATIOCREDIMURS SOCIETE EN NOM COLLECTIF, AUXICOMI and UCABAIL IMMOBILIER, and their representatives shall be collectively referred to in this contract as the LESSOR.

These companies are acting jointly in the following proportions:

- NATIOCREDIMURS: up to six-fifteenths (6/15), the lead bank

- AUXICOMI: up to five-fifteenths (5/15)

- UCABAIL IMMOBILIER: up to four-fifteenths (4/15)

LESSEE

The company LABORATOIRES EUROSILICONE, a public limited company (Société Anonyme), whose share capital amounts to four million fifty thousand francs (4,050,000 francs), whose registered office is located at Zone Industrielle La Peyrolière, Apt, Vaucluse, registered under the SIREN number 347 535 296 RCS Avignon and in the Avignon Trade and Commerce Register under 347 535 296 (95 B 641), represented by:

François Tourniaire, Company Manager, whose registered office is at Impasse du Rimayon, Apt, Vaucluse, acting in his capacity as President of the Board of the company, a role he has been appointed to for the duration of his term as board member, or until the next ordinary annual general meeting which will rule on the accounts of the financial year closing on 31 December last year, according to the decision of its board meeting on 30 June 1995, which is regularly published. A certified copy of this decision is attached and annexed to the original copy of this contract, after reference.

Duly authorised for the purposes of this contract by two decisions made on 12 September 2000 and 28 February 2001 respectively by the Board of Directors. A certified copy of these two decisions are attached and annexed to the original copy of this contract, following reference.

The LABORATOIRES EUROSILICONE company and its representative shall be collectively referred to in this contract as the LESSEE.

PRELIMINARY STATEMENT

TRASNSFER OF RISK TO THE LESSEE

The LESSEE, who took the initiative of investing in the building hereafter referred to, has defined or accepted all the technical features of this building, of which the LESSEE shall be the sole user, and shall become the owner if desired at the termination of the contract, agrees that the role of the LESSOR is limited in this operation to ensuring the financing of this investment through leasing, according to the conditions agreed below.

According to these conditions, although the building is legally owned by the LESSOR for the duration of funding, it is rightful that the LESSEE assumes all the risks and obligations, even those caused by force majeure, which would be the responsibility of the builder or property owner according to common law.

It is through this preliminary statement, which is available for reference whenever necessary in order to justify as needed the division between the parties of the costs, obligations, and risks, and to find their common intention, that the current agreement took place.

Prior to this contract, the parties have agreed as follows.

- PREAMBLE -

- I -

LEASE FOR PURCHASE APPLICATION

In the framework of act No. 66-455 of 2 July 1996 and subsequent laws, in particular article 57 of the 4 February 1995 act pertaining to property leases for purchase, the LESSEE requested the LESSOR to provide finaning in the form of a real estate lease for purchase,

- the acquisition of land located in the La Peyrolière Business Park (Zone d’activité de la Peyrolière), Apt, Vaucluse, which is described fully below,

- the acquisition costs

- the construction of a building for use as a manufacturing laboratory

- II -

LAND ACQUISITION

To fulfill this lease agreement, the LESSOR acquired the land mentioned above in the French commune of APT, in accordance with a deed received on this day by Maître Jacques Jaffary, the aforementioned notary based in Apt.

This acquisition took place for a price of six hundred and seventy three thousand francs (673,000 francs excluding tax) excluding tax, which has an exchange value of one hundred and two thousand five hundred and ninety eight euros and nineteen cents (102,598.19 euros), mentioned here for informational purposes, and was paid in cash according to the aforementioned deed which contains the receipt.

An authentic copy of this deed will be published in the Avignon mortgage registry, prior to this contract.

- III -

PLANNING PERMISSION - INSURANCE

Planning permission was obtained by order from the Mayor of Apt on 17 July 2000, under the number PC 84.003.99.A.0067.

In accordance with law, the permit was posted, specifically:

- in the town hall, from 20 July 2000 to 20 September 2000, in a certification issued by the mayor of Apt on 6 March 2001,

- and on the land, as verified by a certified report issued by Robert Teisseire, associate bailiff, on 9 August 2000.

A certificate was issued on 5 January 2001 by the Mayor of Apt to confirm that no objection to the intended building was made

In accordance with the terms of Act No.78-12 of 4 January 1978, the LESSEE has subscribed to the following insurance contracts with the AXA Courtage company:

•	Building defect insurance, policy no.37.503.6.779.065 W,

•	Property developer liability insurance, policy no.37.503.6.779.065 W,

•	Contractors’ all-risks insurance, policy no.37.503.5.150.978

Post-Construction Action File (D.I.U.O)

In order to implement article R. 238-38 of the French Employment Code, the LESSEE declares that construction work on the aforementioned building will be performed within the application framework of Act No.93-1418 of 31 December 1993.

As a result, the LESSEE assumes the responsibility of having a DIUO prepared, as intended by article L 235-15 of the Employment Code.

The LESSEE shall provide the LESSOR with a copy of the DIUO within five months following completion of the construction work.

- IV -

INVESTMENT

The total cost of the investment is evaluated at the sum of fifteen million francs (15,000,000 francs excluding taxes) excluding taxes, which has an exchange value of two million two hundred and eighty six thousand seven hundred and five euros and twenty six cents (2,286,735.26 euros), which is listed here for informational purchases, which breaks down as follows:

• Price of land	673,000.00
• Acquisition costs	14,500.00
• Construction costs	14,312,500.00

TOTAL	15,000,000.00

All expenses that exceed the limit of 15,000,000 francs will be paid by the LESSEE who will take responsibility for building work that cannot be financed by the real estate lease for purchase.

This is subject to guarantees stipulated below under Section III - Additional Conditions. These conditions are essential and decisive for the LESSOR, and this lease agreement could not be reached without them.

- V -

In consideration of the specific nature of real estate lease for purchase agreements and the fact that the LESSEE requested the LESSOR to participate in a property project defined by the LESSEE for its own needs, it is specified that:

- the LESSEE is and will be personally responsible for administrative authorisations particularly relating to development, occupation, use or otherwise of the premises.

- all risks relating to the type of acquisition of the aforementioned property (even in the case of exceptional circumstances or force majeure) are the responsibility of the LESSEE.

Action cannot be taken against the LESSOR for these reasons.

- VI -

INSTALLATIONS CLASSIFIED FOR THE PROTECTION OF THE ENVIRONMENT

The parties declare full knowledge of Act No.75-653 of 15 July 1975, Act No.76-663 of 19 July 1976 (in particular article 8-1) and Act No.92-646 of 13 July 1992 (in particular article 6), relating to installations classified for the protection of the environment.

Under this regulation, the LESSEE declares that agrees to take personal responsibility for the risks and dangers of building damage and difficulties that may arise as a result of the LESSEE’s activity or any violation of legal provisions mentioned above.

The activity of the LESSEE falls within regulations for the protection of the environment and a declaration to that effect has been made to the Prefecture of Avignon, which issued a declaration receipt on 14 June 2000.

The LESSEE agrees to reimburse the LESSOR the sum the latter may be obliged to pay in the event that it is held responsible, in particular by legal entities in public law, within their specific remit of action accorded by article 26-1 of the aforementioned, amended act of 19 July 1976.

- VII -

The LESSEE has accepted the conditions for pre-lease fees and lease payments proposed by the LESSOR.

Accordingly this agreement determines the general and additional conditions under which the LESSOR intends to procure for the LESSEE use of the property detailed below as a tenant, and then ownership of the property if the LESSEE wishes.

The Parties therefore agree as follows.

CONTENTS

The agreements are as follows:

PRELIMINARY AGREEMENTS

Clause 1 - LESSOR Agreement
Clause 2 - LESSEE Agreement
Clause 3 - Pre-lease fees
Clause 4 - Insurance during construction
Clause 5 - Management of building work
Clause 6 - Payment of the building cost
Clause 7 - Completion of building work
Clause 8 - Compliance Certificate

SECTION I

GENERAL LEASE CONDITIONS

A - Purpose and Description

K - Termination at the request of the LESSEE

L – Termination at the request of the LESSOR

M - Lease right or VAT option

N - Compulsory purchase or requisition

SECTION II

UNILATERAL PROMISE OF SALE

O - Promise of sale

P - Early exercise of the purchase option

Q - Vacation of the premises after lease expiry

R - Possible payment of the VAT deduction

SECTION III

SUPPLEMENTARY CONDITIONS

SECTION IV

PRELIMINARY AGREEMENTS

Clause 1 - LESSOR Agreement

On the condition that the LESSEE respects the obligations undertaken in this contract, the LESSOR agrees, at the express request of the LESSEE and according to the LESSEE’s instructions:

- to fulfill and/or ensure fulfillment according to the conditions defined below, and to finance the property transaction described in the preamble

- to lease the whole property to the LESSEE, in the framework of a lease operation according to article 1 (2.) and the subsequent articles of Act No.66-455 of 2 July 1966 and the subsequent Acts, and in particular Article 57 of the Act of 4 February 1995 relating to property leasing.

The financing limit agreed by the LESSOR is attached to the Supplementary Conditions. Any cost exceeding this limit shall be paid by the LESSEE, and any elements or element parts financed by the latter will become, through accession or indemnity, the property of the LESSOR as soon as they are integrated into the building.

The LESSOR will not make any payments before becoming by authentic deed the owner of the land where the construction will occur, or before obtaining real property rights over this land.

Clause 2 – Commitments undertaken by the LESSEE

In consideration of the specific nature of lease agreements and the fact that the LESSEE requested the LESSOR to participate in a property project defined by the LESSEE for its own needs, the LESSEE agrees:

- to obtain all the administrative authorisations due for use of the land and for the planned construction, and if necessary, transfer them to the name of the LESSOR, to ensure that the necessary formalities in this regard are completed, to provide all documents to the LESSOR for verification, and this must be done before the repayment of all payments that have already been made by the LESSEE or before the LESSOR signs agreements resulting from this contract.

- to be party to the deed of land acquisition and/or of the property or all other deeds granting the LESSOR real property rights to agree to respect the conditions of this contract, whether they are administrative or specific prescriptions, or obligations resulting from general or specific conditions, agreements, and so on, and this applies both to the construction period and the completion of the lease.

- to take exclusive responsibility for all the risks related to the nature and to the acquisition of the land, as well as for risks resulting from or withstanding construction (even in exceptional circumstances or in the case of force majeure), that are normally taken on by the contracting authority, through dispensation of the contrary legal conditions.

- to execute and to ensure execution under its own responsibility, excluding property development contracts, within the general detailed estimate and the estimated quote for which the LESSEE will have received prior agreement from the LESSOR, the entirety of the planned building work, so that the LESSOR will only be responsible for settling bills and statements.

To this effect, the LESSOR delegates to the LESSEE, with the latter’s agreement, all costs and obligations of the contracting authority, and accords to the LESSEE the irrevocable mandate of completing the planned building work by running, managing, coordination and supervising all the necessary operations for this work until its completion.

Clause 3 - Pre-leasing fee

The LESSEE will pay to the LESSOR any pre-leasing fees until the date of possession of the premises:

- a commitment fee to be paid in advance, attached to the Supplementary Conditions; it will be calculated on the projected sum of the investment excluding taxes, from the date specified in the Supplementary Conditions.

- at the end of the calendar quarter when payments are due, interest calculated in proportion to the length of time on the total sum paid out, including taxes, at the rate agreed in the Supplementary Conditions, and it is specified that the total sum of V.A.T included in these payments will be deducted on the calculation basis after a recovery period as defined in the Supplementary Conditions.

These pre-leasing fees will be paid to the LESSOR through direct debit into the bank account for which reference information is indicated in the Supplementary Conditions.

As specifically agreed by the parties and taking into account the option described in Section III - Supplementary Conditions, the pre-leasing fee will be increased by the VAT or the lease right and all other taxes which may complement or substitute for it.

In the case of non-payment of any pre-leasing fee owing or if there is non-reimbursement upon first request of any other sums paid by the LESSOR in terms of real estate expenses, property taxes, or other expenses, the LESSEE will be charged, without necessitating a formal notice, late payment interest on unpaid sums, calculated at the rate of the pre-leasing fees increasing by 4% from the due date, with each month considered a full month once it starts.

Clause 4 - Insurance during construction

The LESSEE must ensure that the architects and builders involved in the building work are properly and sufficiently insured for all liabilities incurred, and provide confirmation of this to the LESSOR.

In order to cover the risks related to the execution of building work on behalf of the LESSOR by the LESSEE in the LESSEE’s capacity as the delegated contracting authority, the following policies will be purchased through the LESSOR’s insurance advisor:

AON CONSEIL ET COURTAGE

45, Rue Kléber

92697 - LEVALLOIS PERRET Cedex

A - Construction Site All-Risk Insurance Policy

a) This policy covers material damage to the building works during construction, damage to existing structures, financial losses and other miscellaneous costs and fees, the building at its value when new, specialist fees and the public liability of the LESSOR or the LESSEE for fire or explosion risks, cover of claims made by injured third parties against the LESSOR and the LESSEE as a result of accidental damage caused by building work, of the full insurance sum appropriate for the type of construction and at a minimum, for the duration of the work.

b) Once this contract is signed, the LESSOR’s insurance advisor will make contact with the LESSEE who agrees to provide, without omission, all the necessary information to fulfill this policy, as well as any information which may potentially change the possible risks during construction. The LESSEE agrees to assume all the obligations generally incumbent upon the insured party.

A copy of this policy will be provided to the LESSEE.

c) The LESSEE agrees to allow the LESSOR’s insurance advisor to carry out at any time any risk checks necessary for the development and fulfillment of this policy, and to inform the LESSOR of the completion date of building work, as well as the definitive total cost of this work, in order to calculate the final premium to be deducted from the provisional premium payable when the policy is purchased.

d) The LESSEE agrees to declare any accidents within the period required by the policy and to provide all the bills and documents required by the insurer.

e) In the event of an accident, the LESSOR will deposit the indemnity or indemnities paid by the insurer, which will be used to reconstruct the damaged work.

If this indemnity is insufficient, the LESSEE will bear all the excess costs of the construction work.

B - Building Damage Policy

a) The LESSOR, as owner and contracting authority, will take out in its own name as well as on behalf of the LESSEE a Building Damage policy in accordance with the prescriptions of Act No.78.12 of 4 January 1978 for the reform of building insurance.

b) This insurance policy covers the payment of damage repair work, including damage caused by ground defects or types of defects which are the responsibility of builders according to Article 1792-1 of the Civil Code, manufacturers and importers or the technical inspector, damages, which:

- compromise the solidity of the building work,

- make the building unfit for its purpose

- impact parts of installations that are inseparable from servicing, foundation, enclosures or roofing work according to article 1792-2 of the Civil Code, making the building unfit for its purpose

This policy also covers damage impacting parts of the construction installations but do not make the building unfit for its purpose for a period of two years after receipt.

It also covers resulting intangible damages.

This insurance policy applicable from the beginning of building work will cover the owner as well as all successive owners for a duration of 10 years after receipt of the building.

c) Once this contract is signed, the LESSOR’s insurance advisor will make contact with the LESSEE who agrees to provide all the information and documents necessary to subscribe to this policy.

d) A copy of this policy will be provided to the LESSEE who agrees to provide the insurer with any information which may change the possible risks during construction and to assume all the obligations generally incumbent upon the insured party.

e) The LESSEE agrees to allow the LESSOR’s insurance advisor to performt any time any risks assessments necessary for the development and fulfilment of this policy, and to inform the LESSOR of the completion date of building work, as well as the definitive total cost of this work, in order to calculate the definitive premium to be deducted from the provisional premium payable when the policy is purchased.

f) The LESSEE agrees to declare any accidents to the LESSOR and to the LESSOR’s insurer within the period required by the policy, and to provide all the documents necessary to pay for the damage (proof of insurance, building specification, plans, etc.)

C - Property Developer Liability Insurance Policy

As the contracting authority, the LESSOR will take on in its own name as well as on behalf of the LESSEE, an insurance policy called ‘Property Developer Liability Insurance’, which covers their ten-year liability.

The premiums for the insurance policies above, which are incidental to the construction costs, will be paid by the LESSOR and will be included in the investment cost within the total sum specified in the Supplementary Conditions.

If this sum has already been reached, the LESSOR agrees to pay the excess amount directly or repay the LESSOR within fifteen days of the LESSOR’s request.

The rate of the premiums applicable to the policies mentioned above, as well as the extent of coverage, is subject to technical inspections of the building carried out during construction by an approved building inspection agency.

The LESSEE will ask the agency of its choice to carry out inspections of the construction design and the execution of the building work. The minimum requirement for this inspection is type L, which covers the solidity of the building, and if there are existing structures, type E inspections ensuring their solidity are obligatory.

The costs of these inspections, which are incidental to the construction costs, will be paid by the LESSOR and included in the investment cost within the total sum specified in the Supplementary Conditions.

If the sum has already been reached, the LESSOR agrees to pay the excess amount directly or repay the LESSOR within fifteen days of the LESSOR’s request.

The LESSOR will make no payment to apply to constructed buildings or to construction work in the event that the Société Générale d’Assurances et de Prévoyance (SGAP), the French insurance company and provident society, can not obtain from the LESSEE the documents necessary to compile a file authorising temporary release from purchasing the insurance policies mentioned above.

Clause 5 - Management of building work

The starting date of building work is attached to the supplementary conditions.

Land development work, if necessary, and building work will be carried out on behalf of the LESSOR under the management and responsibility of the LESSEE, in accordance with the plans and the detailed and estimated quotes for contractors who will have been presented by the LESSEE and approved by the LESSOR, who will also receive a certified copy of agreements made with the builders and architects, the design office, etc. A copy of each of these documents, with a projected calendar of the building work and repayments, as well as other useful information to ensure that the LESSOR can follow construction development and check expenses at all times, must be provided to the LESSOR before signature of the deed of ownership of the land.

The LESSEE, the delegated contracting authority, will require that companies that sub-contract all or part of their work must obtain prior approval for each sub-contractor and approval of payment conditions in writing from the LESSOR, the contracting authority.

The LESSEE must, under its exclusive responsibility, ensure that legal requirements for sub-contracting are respected, in particular providing a deposit to sub-contractors who are not receiving any payment from a third party contractor, so that the LESSOR cannot be investigated or troubled on this subject.

The payments of the LESSOR are subject to compliance with the requirements of Act No. 75-1334 of 31 December 1975, amended on 6 January 1986, and with its regulations for implementation.

The LESSEE will also inform the LESSOR of the name of the architect, the name or entity of the builders as well as the names or entities of any sub-contractors; the LESSEE will ensure building inspection is carried out by an approved inspection agency, both during and upon completion of the construction work, and provide an inspection report to the LESSOR as soon as it is received.

Clause 6 - Payment of the Building work

Every month, the LESSEE will provide the LESSOR with statements, builder invoices and bills, drawn up in the name of the LESSOR and in accordance with the instructions, with the seal and signature of the LESSEE under ‘Approved for payment’, as well as the signature of the architect.

After verification, the LESSOR will make the cash payment of such statements, invoices and bills which will have been provided to the LESSOR according to the conditions stated above.

The agreements made by the LESSEE with the builders must provide for the replacement of retention money, according to the requirements of Article 2 of Act No. 71-584 of 16 July 1971, by joint surety of the bank of the builder, established according to the model provided to the LESSEE. The sureties established for the benefit of the LESSOR will nevertheless be in agreement with the LESSEE, who will manage the sureties by ensuring they are issued and that the conditions are made known, and by approving all withdrawals.

Clause 7 - Completion of Construction

The agreed date for the completion of building work is specified in the Supplementary Conditions.

If the building work is not completed on the specified date due to unforeseen delays, the LESSOR can grant an extension period for a duration specified in the Supplementary Conditions; the conditions for interest to be paid as pre-leasing fees during this period are also specified in the Supplementary Conditions.

The reports of receipt will be signed by the LESSEE, who agrees to provide them to the LESSOR.

The declaration of completion will be signed by the LESSEE as the delegated contracting authority and provided to the local authority within the determined period of time. This must be approved by the LESSOR.

Clause 8 - Compliance Certificate

The LESSEE will provide the LESSOR with the compliance certificate in the month of its receipt.

If this certificate is not obtained within two years after delivery of the building work, the LESSOR will, if appropriate, apply the termination clause stipulation under paragraph L of the General Conditions.

In this case, the lease payments made or due in exchange for use of the premises, as well as the pre-leasing fees paid or owing, will still belong to the LESSOR.

The LESSOR agrees

- to carry out at its own cost, without asking for assistance from the LESSOR, any building work and alterations imposed by the administrative authority if the building does not comply with the planning permission and/or the town planning regulations in force or imposed by the local authority, with a view to issuing the compliance certificate.

- to expressly guarantee reimbursement of the LESSOR for any sums or penalties which the latter may owe as a result of the construction of the property which is the subject of this lease for purchase and does not comply with the planning permit.

- to personally resolve this situation and ensure that the LESSOR does not encounter any difficulties or losses as a result.

SECTION 1

GENERAL LEASE CONDITIONS

A - Purpose and Description

The LESSOR leases, in accordance with Act No. 66-455 of 2 July 1966, with subsequent Acts and in particular with Article 57 of the 4 February 1995 Act, on property leases, to the LESSEE, which is accepted on the LESSEE’s behalf by its representative,

The building, which is described as follows:

DESCRIPTION OF THE BUILDING WHICH IS THE OBJECT OF THIS CONTRACT

Location: Apt, Vaucluse

1) Land located in Apt, Vaucluse, registered in the land registry in section AK under the following numbers:

- 165, in the place named ‘Chemin de Degan’, with an area of	16 ares and 03 centiares
- 190, in the place named ‘Chemin de Degan’, with an area of	24 ares and 66 centiares
Equal to a total area of	40 ares and 69 centiares

2) And constructions to be built on this land, which will be a building used as a manufacturing laboratory after completion, with a net floor area of 1550 square metres.

Thus this property shall exist, extend, carry forth, and comprise, along with all its rights of use, circumstances, and dependencies, together with all buildings which by design may so depend, and all attached rights of joint ownership, without exception or reserve, and without necessitating further description, considering that the LESSEE knows the area perfectly.

PRIVITY OF CONTRACT

To fulfill the requirements of Article 32, paragraph 2 of Decree 55-1350 of 14 October 1955, it is specified that the building which is the object of this contract belongs to the LESSOR, including:

- the new building installations, to ensure construction according to the planning permission mentioned above, without conferring the privilege of an architect, builder, labourer or other tradesman

- the land, having acquired it according to the conditions of a deed received on this day by Maître Jaffary, Notary in Apt

An authentic copy of this deed will be published in the second Avignon mortgage registry, prior to this contract.

B - Purpose of the Premises

For the whole duration of the lease for purchase agreement, the LESSEE can only allocate the leased property, as agreed, to the purposes indicated in Section III of this contract.

This purpose cannot be changed without the express and written agreement of the LESSOR. Under no circumstances can the LESSOR be held responsible if the LESSEE departs from this rule; the consequences will be the responsibility of the LESSEE.

C - Duration

This lease is agreed and accepted for a number of full and consecutive years; effective from the date agreed in Section III and for the number of years agreed in Section 3.

D - Terms and Conditions

This lease is agreed and accepted under the following terms and conditions that the LESSEE agrees to execute and fulfill:

1) The LESSEE will take the lease premises as they are on the date that possession is granted, without demanding any alterations or repairs of any kind from the LESSOR at any time.

2) If the LESSOR deems it appropriate, an inventory and statement of state of repairs will be drawn up in the presence of both parties at the cost of the LESSEE, in the month that the premises come into possession.

The LESSEE agrees to refrain from taking any action against the LESSOR due to defects or faults, whether apparent or hidden, even if they prevent use of the leased premises, and without claiming any reduction in lease payment or any indemnities.

For this reason, the LESSEE agrees to declare to the LESSOR any defects or faults which are detected during construction, in the same month of their detection, to enable the LESSOR to take any measure that may be judged useful.

Furthermore, the LESSEE cannot take action against the LESSOR in the case of damage caused by a fire or explosion, water damage, or any other circumstances leading to damage, in the case where activity is completely or partially halted by physical or intangible damage, whatever the cause may be.

No indemnity can be claimed from the LESSOR, for deprivation of use, loss of use or any other loss.

3) The LESSEE will, at its own cost, for the duration of the lease, carry out any building work, and all types of replacements, including fencing, latches, iron shutters and so on, as well as flooring, tiling, locks, plumbing, woodwork, sanitary fixtures, etc., this list provides examples but is by no means exhaustive, but will also perform large repairs as defined by Article 606 of the Civil Code, to ensure that everything is always in good condition, free of any sort of deterioration or damage.

The LESSEE will allow the LESSOR to execute at the cost of the LESSEE any reparation work that becomes necessary, without claiming indemnity or a reduction in lease payments, as the LESSEE expressly waives the benefits accorded by Article 1724, second paragraph of the Civil Code.

4) Without the express consent of the LESSOR, the LESSEE will not be able to make significant distribution changes, openings in the walls, or other modifications to the leased property. In any event, all the building work carried out by the LESSEE will be under its own responsibility, at its own cost and risk. If the building work affects the shell of the building, such work will be subject to supervision by the LESSOR’s architect, whose (part-time) fees will be paid by the LESSEE. The architect will be asked to assess in particular whether the building work damages the appearance and the solidity of the building, and whether it reduces the building’s value.

The LESSEE also agrees not to load the floors more than is permitted, following verification, by a specialised agency or body, whose fees will be paid by the LESSEE.

5) The LESSEE will leave in good condition and without indemnity, on vacating the building for whatever reason, in particular towards the end of the lease or in the event of an anticipated cancellation of the lease, all installations, extensions and refurbishments, unless the LESSOR demands that the entirety or part of the premises be restored to the condition they were in when this lease took effect, while taking in account the modifications expressly authorised by the LESSOR.

The LESSOR reserves the right to choose between the physical execution of the necessary building work or an indemnity equal to the construction cost, which would constitute a preferred debt, in the same category as the lease payments. Such restoration work, in the event it becomes necessary, will be carried out under the inspection of the LESSOR’s architect, at the cost of the LESSEE.

All the work carried out during the lease, regardless of the type of work, must be covered by insurance that covers any and all related liabilities.

6) The LESSEE must allow the LESSOR, or any other persons appointed by the LESSOR, following notification, free access to the leased property, as many times as is judged necessary by the LESSOR, in order to assess the condition of the property.

7) The LESSEE will furnish the leased property and ensure that it is always stocked with materials, furniture and merchandise, of quantity and value to enable, at all times, payment of the lease and the execution of all the lease conditions.

8) Considering the unique nature of this contract, the LESSEE will assume all the obligations relating to leasing property, which normally fall upon the LESSOR, as well as personal property taxes, trade tax or other taxes which may substitute for these, all types of tax, including annual office premises tax, household waste, sewage unloading, sweeping, or any other taxes which may replace or add to them, so that the LESSOR cannot be troubled or investigated on this subject.

The LESSEE will pay, notifying the LESSOR, or will reimburse the LESSOR on first demand, for all taxes, particularly land tax, and all other costs which the leased premises or the leasing itself may be subject to, so that for all assumptions, the lease payment agreed upon below must be considered net of all other real charges, with the sole exception of taxes likely to be a burden on the lease, which are and will remain payable by the LESSOR. The repayment or payment of these costs must be made by the LESSEE as supplements to the lease payment.

The LESSEE alone will assume responsibility and remain responsible for the consequences of all errors, insufficiencies or omissions in declared statements which the LESSEE may be chargeable for and which may be prejudicial for the LESSOR.

9) The LESSEE, as the final debtor with respect to taxes and costs on the leased property or the lease payments, will be able to contest the total sum or the principle of any taxation for which it must directly or indirectly bear the cost, but the LESSEE can only initiate such action before the authorities concerned with the costs and risks borne exclusively by the LESSEE, on behalf of the LESSOR who delegates to the LESSEE, through this agreement, the necessary powers for this purpose. All claims and disputes made brought by the LESSEE before the LESSOR will be considered ineffective as the LESSOR will not itself pay any costs subsequent to taking disputes before the authorities. In addition, any such dispute cannot as a result delay the payment of these costs.

All reimbursements of taxes, as well as any tax reductions which may be obtained, will only benefit the LESSEE.

The parties have expressly agreed that any tax reassessments, whatever their nature or clause, relating to the building in question, to acquisition of this building or to the real estate lease for purchase agreement itself, will be the responsibility of the LESSEE, who will bear the principal and interests, and additional costs without recourse to the LESSOR.

10) In the cases where the leased properties are jointly owned, the LESSEE will repay the LESSOR the total sum paid by the LESSOR to the co-ownership property manager for expenses and building work.

The LESSOR gives the LESSEE the authority to represent it at General Co-Ownership Meetings, effective immediately.

11) The LESSEE agrees to comply with regulations, particularly by-laws, that are currently in force or will be in force, on storing combustibles (quantity and methods of storage), inflammable and toxic products, and in general, all regulations on pollution and the environment.

Similarly, it is the sole responsibility of the LESSEE to take measures to remove, at its own cost, insects, rodents or other parasites, as soon as they are detected.

12) The LESSEE agrees to avoid any activity which may disturb the peace of other occupants of the building or neighbours, during deliveries as well as the comings and goings of employed staff, and also to avoid using the leased premises, even in part, for any activity which may compromise the moral standards and good reputation of the whole property.

13) The LESSEE must take personal responsibility, without recourse against the LESSOR, for current and future easements of any nature on the land and the building, while reserving its own rights and enjoying the benefits of existing easements, if necessary.

If the building is constructed on land located in a regulated zone, the LESSEE agrees to respect all regulations, whatever they may be, including regulations that the owner is responsible for, resulting from the building specifications and other documents regulating this zone.

14) Insofar as the LESSEE has chosen or is obligated to keep commercial accounts, the LESSEE agrees, for the duration of the lease, to produce at first demand, a certified copy of its balance sheet and income statement to the LESSOR, as well as a copy of the board meeting reports to the general meeting and to the statutory auditor.

The LESSEE will inform the LESSOR of any preferential claims against the LESSOR, by virtue of laws and regulations and all lease for purchase operations for furnishings related to property installed in the premises in question in this real estate lease for purchase.

15) The LESSEE agrees to respect current and future regulations regarding occupation, use and development of the whole property and the activity carried out by the LESSEE. With regards to health and safety rules in particular, the LESSEE agrees to refrain from using the premises when it is unable to verify for the LESSOR that all the required formalities have been completed, as well as the permission subsequently required to ensure protection against fire and panic risks in buildings open to the public.

The LESSEE cannot, for any reason, cite the difficulties encountered when fulfilling these obligations and the measures mentioned above, to avoid meeting the conditions, particularly the financial conditions, of this contract, or to claim an indemnity or reduction of the obligations which fall upon it.

16) If the building in question is built on land upon which the LESSOR is a tenant through a building lease or long lease, or is still authorised, in some form, by the land owner to use the land as desired, the lease or the indemnities paid to the land owner will be reimbursed to the LESSOR by the LESSEE in addition to the lease payment specified below. The LESSEE also agrees to comply with the clauses and conditions of the contracts through which the LESSOR may make use of the terrain.

E - Insurance

It is the shared intention of the parties to ensure that the leased premises must be maintained, for the duration of the lease, in their complete integrity. To this end, insurance contracts which are taken out or will be taken out, must cover full restoration of the premises if required and the damages of any accident involving any party, including third parties.

If such contracts are insufficient, the LESSEE agrees to take responsibility for the financial consequences of a claim, following payment by the insurance companies.

The LESSEE will ensure coverage, for its own sake as well as on behalf of the LESSOR, with companies known to be solvent, of the financial consequences of public liabilities that may be incurred by either party for any reason.

1. Policies covering the exterior

a) The LESSEE will take up with its own insurer, on its own behalf and on behalf of the LESSOR, an insurance contract covering the property and all property developments and installations which are placed at the disposal of the LESSEE.

This contract will cover the following risks:

- fire, lightning, explosions at the value of the building when new,

- loss of real estate lease for purchase lease payments (18 months) or pre-leasing fees and/or deprivation of use,

- electrical damage,

- specialist fees,

- storms, hurricanes, cyclones, a downpour, tornadoes, hail on the roofing

- strikes, riots or mass movements,

- impact from a land vehicle,

- impact of a falling aircraft or space vehicle,

- smoke damage,

- water damage,

- civil liability of the building owner,

- action taken by neighbours or third parties,

- broken glass,

and will include a clause waiving the right to recourse against the LESSOR.

b) If the LESSEE deems the above insurance coverage insufficient, it can purchase any other insurance coverage deemed necessary to add to the coverage required by the LESSOR. The LESSEE will not be able to cite insufficient coverage of risks resulting from exclusion or lack of coverage, to avoid fulfilling obligations required by the real estate lease for purchase agreement.

The LESSEE has already authorised the LESSOR to carry out, at any time during the period of the real estate lease for purchase, any necessary risk checks for the development and monitoring of these insurance policies.

2. Policies covering the interior

a) In addition, the LESSEE must also insure on behalf of both parties if necessary, the developments and installations deemed equivalent to objects or movable property becoming fixed property through purpose or usage, movable property, furnishings, merchandise, material, and in general, all the property belonging to the LESSEE or installed at its cost as well as the liabilities resulting from ownership of this property in the LESSEE’s capacity as occupant and manager, or builder.

This insurance contract must cover the following risks in particular:

- fire, including malicious arson, lightning and explosions, at its value when new or at replacement value depending on the case (movable or immovable property),

- impact of a falling aircraft or space vehicle,

- storms, hurricanes, cyclones

- strikes, riots or mass movements,

- water damage,

- theft,

- public liability,

- action taken by neighbours or third parties

and will include a clause giving up the right to recourse against the LESSOR.

b) An insurance policy covering operating losses must be taken up by the LESSEE of the premises, who gives up the right to take action against the LESSEE for this reason, in the case of complete or partial cessation of its activity, as a result of material or intangible damages, for whatever cause. The LESSEE accepts that the insurance company can delegate the lease payments included in the general insured costs to the LESSOR.

3) Miscellaneous provisions

a) The LESSEE agrees to pay the annual premiums and must provide proof of this to the LESSOR at first request, although these policies must be taken in the name of the LESSEE and the LESSOR, who authorises the LESSEE to do so in this contract, according to article 1984 of the Civil Code, which is accepted by the LESSEE.

These provisions will obligate the LESSEE to:

- to clearly state in the policies the role of the LESSOR, as recognised by the LESSEE, as direct and sole beneficiary of indemnities for the property exterior;

- to provide the companies concerned with a certified copy of the stipulations in 1. and 2., of Section I – E - Insurance, as well as these miscellaneous provisions, so that they are fully informed;

- to take all the necessary measures with these companies to ensure that the LESSOR is immediately and directly informed of any total or partial failure to pay the premiums in the month they are due, and of any suspension, cancellation or reduction of insurance coverage before they take effect, outside of a prior written agreement with the LESSOR. These provisions constitute an essential and determining condition, without which this contract would not have been agreed. As a consequence, the LESSOR can apply the cancellation clause at the request of the LESSOR as stipulated below in the case of a serious breach affecting the scope or the validity of the policies.

- to consequently provide the LESSOR, at first demand, with a declaration from these companies, detailing the risks and liabilities covered as well as the corresponding costs.

b) Each policy subscribed to must be verified by all interested parties before acquisition of the building by the LESSOR and which will benefit any future buyers; such will necessarily be the case for policies pertaining to construction work required by legislation in force.

c) The LESSEE will also take personal responsibility for all damage to the alterations made to the lease premises, as well as damages to the movable property, equipment and other objects held by the LESSEE in any capacity.

d) The LESSEE must be capable of providing the LESSOR at first request with a ‘Fire Prevention and Control Policy ‘ subscribed through an organization approved by the Plenary Assembly of Fire Insurance Companies, which will cover the minimum obligations required by current and future laws and regulations relating to the type and use of buildings.

e) For building work carried out during the lease period, the LESSEE must insure the building work or other additional work in reference to both legal requirements and the conditions of this contract, during execution of the work and after completion (building insurance, fire, civil liability, etc.).

f) If the premises to be insured are jointly owned, the property manager will take into account fire insurance and other incurred risks, according to the conditions required for the settlement of the shared ownership.

The additional insurance policies taken out by the LESSEE must, on one hand, cover building work, development and installations carried out by the LESSEE, and for which a group coverage policy purchased by the property manager does not extended, and on the other hand, add to this collective coverage in such a way that all risks and liabilities are insured according to their type and cost, as required by paragraphs 1 and 2 above.

The premiums for the policies taken out by the joint ownership will be included in the payment of costs mentioned under Article D - 8. It is specified that, for this reason, the LESSOR authorises the LESSEE, who agrees to pay the premiums directly to the property manager.

4. Events

a) The LESSEE must declare to the insurer, in the form required by the insurance contract, all events, whether big or small, even if there is no apparent damage; a certified copy must be provided to the LESSOR on the same day under registered letter.

b) If the leased premises are partially or completely destroyed or rendered unusable following a fire, any type of explosion or accident, this agreement, contrary to Article 1722 of the Civil Code, will not be cancelled and will remain effective.

As a consequence, the LESSOR agrees to authorise the LESSEE to proceed with rebuilding all the damaged property, reserving the right to send its architect to inspect the rebuilding work at any time.

The insurance indemnities will be paid to the LESSOR who will allocate this sum to payment of the rebuilding work; the LESSOR will only be held to pay the sum of indemnities received excluding taxes.

All sums paid in VAT by the LESSOR will be subject to interest at the profit of the LESSOR, and paid by the LESSEE according to conditions determined by the parties, until the LESSOR receives credit from the public authority.

If this is insufficient, for any reason, the LESSEE will be obliged to supplement these funds by paying any additional expenses.

The LESSEE must carry out this reconstruction on a surface of equivalent size, on behalf of the LESSOR, in accordance with the town planning regulations in force, using materials of the same quality.

The rebuilding work must commence within six months after the event, and it is imperative that the work be completed within twenty four months after the accident, except if both parties duly recognise that this is impossible.

c) The LESSOR will determine, through agreement with the LESSEE, the means for direct payment of fees to the architects and builders, with the help of funds received from the insurance companies.

d) Before the work begins, the LESSEE must provide the LESSEE with a joint guarantee from a bank, agreeing to meet calls for capital from the architects and builders for sums not covered by the insurance companies, unless otherwise agreed by the undersigned parties.

e) Failure to pay the complete assurance indemnity or ensure the coverage cited above, before the building work begins, will result in the lease being cancelled by right if the LESSOR deems it appropriate. This cancellation will also void the agreement to sell, and the LESSEE will have to take responsibility for the payment of an indemnity of a fixed amount under Section III - Supplementary Conditions, in addition to one year of lease payments.

However, in order to protect itself from a consequent lease cancellation as discussed above, the LESSEE will be able to avail itself of the early exercise of purchase option (Section II - P), regardless of the date of the accident, on the condition that the LESSOR is informed by a letter sent with confirmation of delivery.

The purchase will take place within a period of three months, and the LESSEE must pay the LESSOR a whole year of lease payments, in addition to the repurchase price fixed in Section III - Supplementary Conditions for the end of the ongoing year.

In both of these cases, the insurance indemnity received by the LESSOR will be charged, after deduction of the sums due to the tax authorities because of the indemnity received, at due concurrence on all the amounts owing by the LESSEE.

If there is a cancellation as defined in the first paragraph of this clause, the surplus will remain the property of the LESSOR. If the repurchase clause is applied, the surplus will be returned to the LESSEE.

f) The LESSEE will continue to regularly pay the lease, including both the principal and incidentals if there are any, despite the event and during the period of reconstruction of the premises that were partially or totally destroyed.

Any compensation paid to the LESSOR from ‘lost of lease payment’ insurance and/or prevention of possession, will be charged to the lease payment due.

g) If for any reason, the LESSEE finds that is impossible to rebuild for reasons beyond its control, or if rebuilding is only partially possible, the LESSEE can choose to:

- Either request cancellation of the lease, in which case the LESSEE must pay the LESSOR compensation as required by Section III - Supplementary Conditions, in addition to six months of lease payments.

In this case, the insurance indemnity received by the LESSOR will be charged up to the same amount, following deduction of sums due to the tax authorities, to the sums due from the LESSEE. If this indemnity, as explained above, is higher than these sums, the surplus will belong to the LESSOR.

The cancellation thus requested will lead by right to the loss of the agreement to sell.

- Or to acquiring the leased property under the agreement to sell, for the full payment of the price agreed in Section III - Supplementary Conditions, in addition to six months of lease payments.

In this case, the insurance indemnity received by the LESSOR will be charged up to the same amount, following deduction of sums due to the tax authorities, to the sums due from the LESSEE. If this indemnity, as explained above, is higher than these sums, the surplus will belong to the LESSEE.

h) The sum of indemnities due from the insurance companies, due to an event completely or partially affecting the leased premises, will be agreed upon by the LESSOR in the presence of the LESSEE.

The offer made by the insurance companies can only be accepted by the LESSOR with the agreement of the LESSEE, but the latter must provide a response within a month from receipt of notification from the LESSOR, informing the LESSEE of its intention to accept the proposed offers. This notification will be in the form of a letter sent with confirmation of delivery.

If the LESSEE does not approve the indemnities offered by the insurance companies, the LESSOR authorises the LESSEE to contest, at its own risk and in the name of the LESSOR, the sum of these indemnities, to seek expert advice and carry out any action judged necessary, and it will be the responsibility of the LESSEE to involve the LESSOR in any discussions and procedures.

During this period, the LESSEE will continue to pay the lease if payment is due. The LESSEE will also bear, and pay directly, all costs, fees and bills which may be due.

If the rebuilding work is delayed due to the dispute, the periods of permitted delay defined in Article E, 4. B. will begin from the date that the insurance companies approve the commencement of the building work.

If the LESSEE’s dispute over the offer that the LESSOR would have agreed to leads to, regardless of the cause, an agreement of an indemnity lower that the indemnity accepted by the LESSOR, the LESSEE agrees to pay the LESSOR, from its own funds, the difference between the final indemnity and the offer accepted by the LESSOR.

F - Transfer

1. The LESSEE

The LESSEE cannot relinquish its rights to this lease, completely or partially, to the purchaser of its assets, without the express and written consent of the LESSOR, at the risk of cancellationi of the agreed transfer, regardless of this clause, and even of cancellation of this lease, if deemed appropriate by the LESSOR.

A transfer of this lease will necessarily and by right, lead to a transfer of the promise to sell agreed to below.

In addition, the transferring LESSEE will be jointly held with its transferee to the obligations defined by this contract and in particular, the payment of lease payments when they are due and the complete execution of all the clauses of this lease.

As a consequence, all the successive tenants, including those who no longer occupy the leased premises, having given up their rights to the lease, will be held jointly responsible to the LESSOR for lease and expense payments and the execution of all the conditions and clauses of the lease, so that the LESSOR may take action against successive tenants, or any one of them, jointly responsible for all, and they will have no right to discussion or division.

The preceding stipulations apply to all transfers, regardless of the types of transfer, in the same way that the right to the lease is transferred to the company, regardless of the type of company, whether it is a new company or a pre-existing company.

The transfer or investment of capital must be made in the presence of the LESSOR or the LESSOR must be called by means of a letter sent with confirmation of delivery, addressed to the LESSOR’s registered office at least eight days in advance.

The transfer or investment of capital will be established by notarial deed and an executory copy will be provided to the LESSOR at no cost.

2. By the LESSEE

In accordance with the requirements of first Article (1) of Act No.66-455 of 2 July 1966 and subsequent acts, the LESSEE agrees, in the event of sale or transfer of the property in question in this lease, for the duration of the lease, to impose on the purchaser, transferee or cessionary, the execution of all the clauses and conditions of this lease agreement.

If there is a transfer of debt, resulting from this contract, to a mutual debt fund in accordance with the laws and regulations in force, the transfer of guarantees for each debt, including, if necessary, the insurance policies, will be made to these funds, in accordance with the requirements of Article 34, paragraph 7 of the amended Act No.88-1201 of 23 December 1998.

The cost of transferring this debt may be transferred according to the requirements of Article 36, paragraph 2 of the Act mentioned previously. In this case, the LESSEE will simply be informed via letter.

G - Sub-leasing

The LESSEE can sub-lease all or part of the premises according to the following conditions which must be complied with, at risk of cancellation:

1. All total or partial sub-leasing of the premises cannot be approved by the LESSEE without the prior written accord of the LESSOR.

2. If the sub-lease is approved, the LESSEE will be obliged to comply with the following conditions:

- the approved sub-lease(s) must not in any case expire after the lease agreement.

- any building or repair work undertaken after the sub-lease(s) will be at the cost of the LESSEE, as well as indemnities of any type that may be claimed by the sub-lessees in any capacity.

- cancellation of the lease agreement, regardless of the cause, will by right lead to cancellation of the approved sub-leases.

- in the event of non-payment of sums due according to the lease agreement, the LESSEE authorises, from now, the LESSOR to directly receive all payments due for payment by the sub-lessees.

3. The following clause must be included in full in all sub-leases approved by the LESSEE:

“The right of possession of the leased premises is accorded to the LESSOR by a real estate lease for purchase agreement which has been approved by the financial LESSOR, and which will expire on                     , which the sub-lessee is aware of and whose conditions the sub-lessee agrees to comply with.

The sub-lessee expressly declares that it was informed prior to this sub-lease that the sub-lease granted depends on the existence of a real estate lease for purchase agreement in which the LESSOR is a signatory.

The sub-lease will therefore irrevocably expire at the end of the real estate lease for purchase term if the LESSOR does not exercise the purchase option, or if the lease is cancelled, regardless of the cause.

If the real estate lease for purchase agreement expires and the LESSOR does not exercise the purchase option, or if the lease is cancelled for some reason, the sub-lessee must vacate the leased premises and does not have the right to contest this on the basis of this contract to the leasing company, which remains the owner.

The LESSOR and the sub-lessee pledge the lease payments from the sub-lease, agreed in this contract, to the financial LESSOR.

Upon the first demand of th financial-LESSOR, the sub-lessee will be obliged to pay the financial-LESSOR any sum which may be owed to it with resepect to the LESSOR.”

H - Security

The LESSEE cannot put up the assets operating in the building in question as security without notifying the LESSOR by letter sent with confirmation of delivery, and without receiving the LESSOR’s written consent.

If security is pledged despite this clause, or if a claim made by a third-party, and recognised as valid by a legal decision made final, and is not retracted following the decision, the LESSOR can cancel the agreement, if judged appropriate: the conditions of this cancellation will be as defined in the Article L - Cancellation at the request of the LESSOR.

I – Lease Payments

The present real estate lease for purchase contract is agreed and accepted for the payment, at the times and according to the methods below, of a lease excluding taxes, of which the sum and payment conditions are specified in Section III.

This lease payment will be added to by value added tax (VAT) or other taxes which may in future replace this tax or supplement it.

All sums payable by the LESSEE to the LESSOR, including all leasing payments, costs and taxes, will be paid by bank debit.

Subsequent payments must be made on the anniversary dates, agreed below in the Supplementary Conditions, of the first payment due date.

If a lease payment is not made by the LESSEE on the due date, or if any other costs or sums requiring payment under the conditions of this contract are not paid within 15 days of receiving the invoice or other proof of expense, then as a penalty clause and without prior formal notice, an interest on the unpaid sum will be due, calculated at the rate agreed in the Supplementary Conditions from the due date, independent of exercise of the cancellation clause at the request of the LESSOR as provided for below under Article L.

J - Information regarding the replacement of the French unit of currency by the single European currency

According to needs and in accordance with the general principals of monetary law, it is stated that the debts of any sum of money, denominated and/or payable in a unit of currency of a member state of the European Community (National Monetary Unit) by virtue of this agreement, will be considered by right, as denominated and/or payable in the single European currency when this NMU ceases to have legal value or more generallly, is replaced by the single European currency in accordance with the applicable community and/or national regulation.

The rates and conditions of conversion of the NMU are consistent with the application of Article 109 L of the Treaty of the European Union.

As this lease is being concluded during the ‘transition’ period, meaning before the definitive adoption of the Euro, the LESSEE has confirmed for the LESSOR to uphold financial conditions expressed in French francs.

‘French Franc’ or ‘FRF’ means, in application of regulations CE No. 1103/97 of 17 June 1997 and No. 974/98 of 3 May 1998, a subdivision of the Euro which is legal tender in the Republic of France until 31 December 2001. Paper money in French francs will cease to have legal value in the territory of the Republic of France at the latest six months after 31 December 2001, though this period of six months may be shortened by law.

K - Cancellation at the request of the LESSEE

1. The LESSEE may only request cancellation of this contract from the date agreed in Section III and on condition that the LESSOR is notified at least three months in advance by letter sent with confirmation of delivery.

However, regardless of the date of an claim or compulsory purchase, the LESSEE will be able to cite this cause of cancellation on condition that the LESSOR is notified by letter sent with confirmation of delivery.

This cancellation will only take effect on a due date corresponding to a lease payment.

2. The LESSEE will be obliged to pay an indemnity at a sum fixed in the Supplementary Conditions, eight days before the cancellation date.

3. The cancellation indemnity, resulting from the particular nature of this contract, will be payable by the LESSEE in a situation of receivership in the event that the Legal Administrator does not continue to execute the contract.

4. It is expressly stipulated that the cancellation of the contract is subject to the perfect execution of each and every clause, obligation and condition described in Section I of this contract.

5. For all requests of legal cancellation of this contract by the LESSEE, the LESSOR is exempt from publishing any acts of the procedure in the French mortgages registry, as required by the Decree of 4 January 1955.

6. Cancellation of the lease will by right lead to loss of the agreement to sell.

7. In the event of receivership or liquidation, the LESSEE will evacuate the premises, from the date on which the cancellation becomes effective. If this date is not respected, the LESSOR must be paid a monthly, indivisible indemnity of precarious occupation of an amount three times the monthly rate calculated on the basis of the lease payment in force; this indemnity is separate from the indemnity mentioned in Article K, 2. above.

L - Cancellation at the request of the LESSOR

If a single pre-lease or lease period passes without payment, or if there is a failure to execute any of the clauses of the present contract, and fifteen days after a demand for payment or a formal demand made by an extra-judicial act, remaining without effect and citing this clause on behalf of the LESSOR, the lease will be cancelled immediately without necessitating fulfilment of legal formalities and regardless of any subsequent offers or payments.

During the interim financing period, this cancellation will entail for the LESSEE or any person representing the LESSEE with the agreement of the LESSOR, an obligation to make a single payment, at the end of the ongoing month at the latest, to the LESSOR, of the following:

1. the full amount of financing paid out on the day of cancellation and other bills due for the building work carried out.

2. any indemnities that may be due for the cancellation of ongoing contracts (particularly with architects, builders and suppliers).

3. a cancellation indemnity fixed at a flat-rate of 10% of the maximum financing exluding taxes.

In every case, the pre-leasing fees or lease payment paid or due to the LESSOR will belong to the LESSOR.

During the lease period, cancellation of this contract will void by right the agreement to sell, and the payment of damages agreed at a fixed rate of a sum equal to the sum agreed upon in Section III ‘Supplementary Conditions’, in addition to one year’s lease payments.

The LESSEE, and/or any other occupant under the LESSEE’s authority, must vacate the premises from the date that the cancellation takes effect. If the LESSEE refuses, the LESSEE will be bound to do so by summary judgement. In this case, the LESSEE and/other occupants under the LESSEE’s authority, must pay an occupation indemnity calculated according to the requirements of Article Q, until the premises are effectively vacated.

If the LESSEE is put into receivership, the LESSOR will make a formal demand to the official receiver to verify if the receiver will continue the contract or not.

If the receiver does not provide a response within a month after receipt of the letter, it will be presumed according to the law that the receiver renounces this contract, and the cancellation will become effective by right with all the consequences described previously.

For all requests of legal cancellation of this contract by the LESSOR, the LESSOR is exempt from publishing any acts of the procedure in the French mortgages registry, as required by the Decree of 4 January 1955.

These provisions constitute an essential and determining condition, without which this contract would not have been agreed to.

M - Lease right or VAT option

The Supplementary Conditions specify that the LESSOR chooses whether to impose taxes on the added value of the income from this lease.

If no VAT option is chosen, the lease payment and lease supplements will be subject to the lease right and any additional taxes.

If there is a VAT option, the LESSEE will continue to pay the LESSOR, in addition to lease payments, interest calculated according to the methods specified in Section III - ‘Supplementary Conditions’.

N - Compulsory purchase and requisition

Until the enforcement date of the property transfer order in favour of the body making the compulsory purchase order, the agreed lease payment will continue to be payable, regardless of the means of occupation of the premises in question by the LESSEE.

It is agreed that discussions with the authority placing the compulsory purchase order to agree on a compulsory purchase indemnity will be held jointly by the LESSEE and the LESSOR.

1. Compulsory purchase of the whole property

The lease will be cancelled by right from the enforcement date of the order mentioned above, without indemnity payable by the LESSOR and in favour of the LESSEE.

The LESSEE must in this case pay the LESSOR an indemnity equal to the sum fixed in Section III - ‘Supplementary Conditions’. Sums paid to the LESSOR for the compulsory purchase order will be charged, once taxes due by the LESSOR as a result of the compulsory purchase order have been deducted, at the same amount on the cancellation indemnity, with any surplus paid by the LESSOR to the LESSEE.

2. Compulsory purchase of part of the property

If only part of the building is purchased, the lease will continue to apply to the remaining part. The parties may then agree on a reduction of the lease payment, taking into account factors such as the possibility of continued operation in the building for the LESSEE, and the indemnities received by both sides.

If the portion of the building that has not been purchased is insufficient and does not allow continued operation in the leased property, the LESSEE will have the capacity to request of the LESSOR, on condition of notification by letter sent with confirmation of delivery three months in advance:

- the cancellation of this contract according to the conditions under Article K - Cancellation at the request of the LESSEE, without delay

In this case, the compulsory purchase indemnity received by the LESSOR will be charged at the same amount, after deduction of the sums to be paid to the tax authorities, on the sums payable by the LESSEE.

If the indemnity as described above is larger than these sums, the surplus will belong to the LESSOR.

If the compulsory purchase indemnity is lower than the cancellation indemnity payable by the LESSEE, the latter agrees to pay the difference to the LESSOR from its funds.

- or the repurchase of the remaining part of the building for the full payment of the price set in Section III - ‘Supplementary Conditions’ under the same conditions stipulated for Article No.1 on compulsory purchase of the whole property.

3. Requisition of the building

The lease will continue to have its full effect and the lease will continue to be payable without reduction. The indemnity paid for requisition, or temporary or partial occupation, will belong to the LESSEE in its full amount, but will be delegated by the LESSEE to the LESSOR, once notified by the claimant authority, to be charged to the lease payments to be made.

SECTION II

UNILATERAL AGREEMENT TO SELL

O - Agreement to sell

The LESSOR promises the LESSEE that it will sell it the building in question when the lease expires, on usual terms and by right, and in particular, for the purchaser to take the sold property in its condition and on the date of sale.

Contrary to the provisions of Article 1641 of the Civil Code, the seller will not be required to make any guarantees covering hidden faults.

The buyer must repay the seller the land tax for the year the sale takes place, in full. If the tax notice has not been received on the date the deed is signed, the buyer must pay the seller a sum calculated on the basis of the tax paid in the previous year. If necessary, all the sums due from the shared ownership for obligations and building work that has or has not been executed, must also be repaid by the buyer to the seller.

This sale will take place at the risk and peril of the LESSEE with no guarantees made by the LESSOR for any reason whatsoever and in particular regarding hidden defects or faults.

It is expressly stipulated that fulfilment of the agreement to sell is subject to the perfect fulfilment of each and every clause, obligation and condition stipulated in Section I of this contract.

The sale price, if the agreement to sell is fulfilled, is indicated in Section III of this contract. This sum will be payable in cash once the notarial deed is signed, and this must take place at the very latest on the expiry date of the lease.

In addition, the LESSEE will take responsibility for all the taxes, fees and bills relating to this transfer of property, as well as any taxes or contributions requested by the public authorities from either of the parties in consideration of the duration of the agreement, the sale price and the regulations for depreciation, except for costs which are payable by the LESSOR alone.

The LESSEE must notify the LESSOR of its intention to exercise the purchase option by letter sent with confirmation of receipt, at the latest six months before the lease expires.

P - Early exercise of the purchase option

The LESSEE may also purchase the leased property from the date specified in Section III, on condition that the LESSEE has consistently fulfilled the obligations it is responsible for and that the LESSOR is notified at least one year before the intended purchase date, by letter sent with confirmation of delivery.

This purchase may only take place on the anniversary of the date that this contract comes into effect.

In this case, the LESSEE must pay the LESSOR a sum agreed upon in Section III - Supplementary Conditions.

The sale price will be paid in cash when the notarial deed of sale is signed.

In this case, under the same conditions as the fulfilment of the agreement to sell at the end of the contract, the LESSEE will take sole responsibility for all the taxes, fees and bills relating to this transfer of property, as well as any taxes or contributions requested by the public authorities from either of the parties in consideration of the duration of the agreement, the sale price and the regulations for depreciation. In addition, all the sums which would not have been collected in payment of the lease according to this contract, regardless of the cause, as well as principal or incidental payments due, including late payment interest calculated as mentioned above (Section I, Clause I – Lease Payments) must be deposited with the notary responsible for drawing up the deed, 48 hours before the date chosen by the LESSEE or the expiry date of the contract.

The buyer must repay the seller the land tax for the year the sale takes place, in full. If the tax notice has not been received on the date the deed is signed, the buyer must pay the seller a sum calculated on the basis of the tax paid in the previous year. If necessary, all the sums due from the shared ownership for obligations and building work that has or has not been executed, must also be repaid by the buyer to the seller.

Failure to deposit the funds with the notary within the period agreed above or to sign the deed on the agreed date will result in the LESSEE losing the ability to exercise the early purchase option and this lease will continue to run according to the conditions initially agreed. In addition, the LESSEE will take responsibility for all the expenses incurred by the LESSOR.

Q - Vacation of the premises after lease expiry

If the LESSEE does not exercise the purchase option, and in the absence of a new lease agreement entered into by the parties, the LESSEE must vacate the premises at the latest on the expiration date of the present contract.

If the vacation of the premises is delayed, the LESSEE will pay the LESSOR an annual occupation indemnity equal to three times the lease payment collected in the last year of leasing deducted accordingly each month, with payment due at the beginning of each month.

R - Possible Payments of the VAT Deduction

If for any reason, the LESSOR is required in accordance with the tax code to repay the deduction made by the LESSOR from the value added tax initially bearing on the building or purchase of the building in question, any sum that the LESSOR is required to repay the Tax Authority must be reimbursed, at first request and without delay by the LESSEE, the possible future buyer of the building, and the LESSOR will provide the LESSEE with the proof provided by the tax code.

This repayment by the LESSEE will be payable:

- regardless of the reason why the LESSOR is obliged to repay the deduction, with this reason being exclusive of any building transfer.

- even if repayment of the value added tax by the LESSOR does not entitle the LESSEE to the document of proof mentioned above.

- even if the LESSEE, regardless of the reason (whether or not this reason is attributable to the LESSEE, and whether or not this reason is out of the LESSEE’s control), cannot profit from the value added tax deduction mentioned in the document of proof provided by the LESSOR.

However, this repayment will not be required from the LESSEE if repayment of the VAT deduction was due at the time of sale of the building by the LESSOR to a third party responsible for fulfilling the lease agreements on behalf of the seller.

If the building is sold to the LESSEE by virtue of the agreement to sell stipulated in Section II above, or any other provisions of this lease agreement, in particularly provisions in the case of an accident, the sum of VAT that the LESSOR would have to pay as a deduction repayment, must be repaid by the buyer when the notarial deed of sale is signed, as this repayment cannot in any case be deferred within a fixed period.

In addition, the repayment of the tax deduction will be taken as a priority from the insurance or compulsory purchase indemnities to be received; this will be compensated by providing the document of proof mentioned above.

The provisions of this clause are and will be equally applicable to the LESSEE, its assignees and cessionaries, particularly all legal cessionaries of this lease agreement.

SECTION III

SUPPLEMENTARY CONDITIONS

1 - PURPOSE OF THE PREMISES (Section I, B)

Building used as a manufacturing laboratory

2 - MAXIMUM FUNDING (Clause 1 of the preliminary agreements)

F 15,000,000 excluding taxes as specified in the preamble

3 - PRE-LEASING FEES (Clause 3 of the Preliminary Agreements)

Commitment fee: 0.10% per quarter, calculated on the investment sum excluding taxes, on an annual basis from 28 August 2000 until the date on which the lease comes into effect, payable on a quarterly basis and in advance.

Interest: (TMM + 1.30) % a year excluding taxes

TMM = average monthly money market rates

(monthly average of rates weighted in euros according to the EONIA or TEMPE)

The TMM used to calculate this interest will be the arithmetical average of the three TMMs published in months M-3 to M-1, where M is the month when interest is due.

4 - RATE OF PRE-LEASING FEES DURING THE ADDITIONAL PERIOD (Clause 7 of the preliminary agreements)

Commitment fees: 0.15% per quarter

Interest: (TMM + 1.50) % a year excluding taxes

(monthly average of rates weighted in euros according to the EONIA or TEMPE)

The TMM used to calculate this interest will be the arithmetical average of the three TMMs published in months M-3 to M-1, where M is the month when interest is due.

5 – BANKING DEBIT FOR THE PAYMENT OF PRE-LEASING FEES (Clause 3 of the preliminary agreements) AND THE LEASE PAYMENTS (Section I, I)

The LESSEE’s bank account details (R.I.B.)

BNP PARIBAS

Head Office: Cavaillon - 0605

Account No. 0605-100-355-03 RIB Key 60

6 - STARTING DATE OF BUILDING WORK (Clause 5 of the preliminary agreements)

8 March 2001

7 - PRESENTATION OF INVOICES (Article 6 of the preliminary agreements)

a)	monthly presentation date: the 10th of every month

b)	If the LESSEE has already paid expenses incumbent on the lessor before this agreement is signed, the latter will repay the LESSEE upon presentation of the corresponding invoices and proof of payment (Clause 2 of the preliminary conditions).

8 - COMPLETION OF BUILDING WORK (Clause 7 of the preliminary agreements)

a)	date of completion: 31 December 2001

b)	duration of the additional period: 2 months from this date

9 - FINANCING OF THE V.A.T. PAID OUT BY THE LESSOR

The LESSEE will pay the LESSOR interest calculated at a rate of (TMM + 1.30) % excluding taxes per year on the sums paid as VAT on the total cost of this investment, within a recovery period of 4 months from the date of each these payments.

TMM = average monthly money market rates

The TMM used to calculate this interest will be the arithmetical average of the three TMMs published in months M-3 to M-1, where M is the month when interest is due.

10 - EFFECTIVE DATE AND DURATION OF THE LEASE (Section I, C)

The lease will become effective from the date that the above property comes into possession, for a period of fifteen full and consecutive years, and at the latest 28 February 2002.

11 – LEASE PAYMENT (Section I, I)

The lease payment will be calculated as explained below according to the elements of the cost price listed in the preamble, which represent the sums invested by the LESSOR in this lease and hereafter referred to as ‘Investment’.

The annual lease payment is payable on a quarterly basis before the end of each lease period, with the first period commencing from the effective date of the lease.

When entering into the lease, the LESSEE will have the choice, on condition that the LESSOR is notified at least a month before the date set for entry into the lease, between the two following two payment methods:

A)	Payment at a variable rate

Each quarterly period will entail:

a) Part of the repayment in capital governed by a depreciation key as mentioned in column 3 of the attached table (table 1)

b) Part of the interest calculated on the remaining capital payable at the beginning of the period, before deduction of the depreciation value for this period. The nominal rate (TN) used for this interest calculation will result in the following:

NR = (EURIBOR at 3 months + 1.30) x 365/360

Where EURIBOR = average monthly EURIBOR of 3 months from M - 2, M being the month where payment is due.

- EURIBOR = three month Euro Interbank Offered Rate

The 3 month EURIBOR is modified by the 365/360 report in consideration of interbanking practices where resources are paid according to an exact day count.

The nominal quarterly rate used to calculate interest for each period will be determined accordingly.

Option of conversion to a fixed rate

The LESSOR authorises the LESSEE to ask the LESSOR, during the first seven years of the contract, to calculate interest according to a fixed rate which will be definitely imposed on both parties during the remaining duration of the contract. This request can be made at a date corresponding to the end of a quarterly period by letter sent with confirmation of delivery at least two months before this date.

The fixed nominal rate would be the following:

NR = TEC 10 + 1.50

NR: nominal rate

The quarterly nominal rate used to calculate interest for each period is determined accordingly.

TEC 10 (constant maturity rate): the yield-to-maturity of a fictitious OAT with a constant maturity of exactly 10 years, published in the French financial press.

The fixed reference for the TEC 10 will the monthly average of the TEC 10 published in the month preceding the first lease payment affected by consolidation.

This consolidation will entail a commission determined by the following method:

Last lease payment paid - (capital before payment - capital after payment)

B) Payment at a fixed rate

From the effective date of the lease and until its agreed expiration, the annual lease payment will be, according to express agreement between the parties, payable on a quarterly basis charged according to the attached depreciation key. The definitive depreciation key will be determined at the beginning of the lease.

The quarterly lease payment sums will be calculated from a nominal rate determined by the following formula:

NR = TEC 10 + 1.30

NR = nominal rate

The nominal rate will be definitively fixed from the moment the lease agreement comes into effect.

TEC 10 (constant maturity rate at 10 years) = the yield-to-maturity of a fictitious VALUE with a constant maturity of exactly 10 years, published in the French financial press.

The TEC 10 fixed on the above date will be the TEC of the Monday preceding the effective date of the lease.

It is expressly agreed by the parties that an amendment to this contract will be concluded after determination of the definitive nominal rate according to the preceding formula and after the tax base of the lease has been assessed definitively.

A table summarising the lease payment resulting from the definitive nominal rate will be attached to this amendment.

The first lease payment will be made on the effective date of the lease.

Lease payments will be paid via direct debit from the lessee’s account as detailed above, under 5.

If the LESSEE fails to choose a variable or fixed rate at least a month before the lease begins, it will be assumed that the LESSEE has chosen a variable rate.

Changes in the base rate fixed by the parties

If the rate fixed above ceases to be published or is no longer in use before the lease becomes effective, the variables will be established according to the new replacement rate and by using the connecting coefficient established by the competent authority.

In the absence of a replacement rate or a connecting coefficient, the parties will agree on a replacement rate of their choice.

In the absence of an agreement, the replacement rate will be determined by two experts chosen by common agreement or designated by the President of the Paris regional court at the request of the most diligent party. In the case of disagreement, these experts will have the authority to engage a third expert to help decide. This third expert may also be designated by the President on simple request of the most diligent party.

The lack of a base rate will not authorise the LESSEE to delay lease payment. The LESSEE must continue to pay the lease payment when it is due on the basis of the previous set rate, except during readjustment when the problem is solved.

12 - CANCELLATION AT THE REQUEST OF THE LESSEE (Section I, K)

The LESSEE will have the ability to request cancellation of the lease agreement from the end of the seventh year after the effective date of the agreement.

13 - LEASE RIGHT OR VAT OPTION (Section I, M)

The LESSOR declares that it has opted for VAT liability, and this has been expressly accepted by the lessee.

14 - AGREEMENT TO SELL (Section II, O)

Sale price if the agreement to sell is fulfilled when the agreement expires: one franc

15 - EARLY EXERCISE OF THE PURCHASE OPTION (Section II, P)

The LESSEE has the capacity to buy the leased property from the end of the seventh year after the effective date of the agreement.

16 - INDEMNITIES AND REPURCHASE PRICE OF THE BUILDING

a)	Indemnity in the case of cancellation:

1)	At the express request of the LESSEE: the sum of this indemnity will be equivalent to half the capital that remains to be paid.

If the LESSEE cannot provide the LESSOR with a compliance certificate for the building, this indemnity will be equivalent to three-quarters (3/4) of the capital that remains to be paid.

2)	At the request of the LESSEE, in the case of a compulsory purchase order or accident: the sum of this indemnity will be equivalent to the total amount of capital still payable.

3)	At the request of the LESSOR: the sum of this indemnity will be the total amount of capital still payable.

b)	Repurchase price due at the exercise of the purchase option either from the date fixed in paragraph 15 above or in the event of a claim or compulsory purchase order:

The repurchase price will be equivalent to:

1/	For lease at a variable rate: the capital still payable when the purchase option is exercised (column 2 of the depreciation table) increased by:

.6% until the end of the 10th year

.4% from the 11th year to the end of the 14th year.

2/	For lease at a fixed rate: the accrued sum of lease payments remaining at the time of early purchase, in addition to the cost of the purchase option, after converting all the sums to current value on the basis of the agreement rate minus two points.

The agreement rate itself will be reconverted according to the base TEC 10 rate in force on the date of exercise of the purchase option, as long as this base rate is lower than the base rate in force on the date that the lease period begins.

c)	In addition to cancellation indemnities or early repurchase price in accordance with paragraphs a) and b) above:

The LESSEE must pay the LESSOR all the indemnities and contractual payments which may also have been agreed on.

17 - RATE OF LATE PAYMENT INTERESTS (Section I, paragraphs I)

From the due date, the LESSOR will apply the following rate:

(TMM + 5) % excluding taxes per year

TMM = average monthly money market rates

(monthly average of rates weighted in euros according to the EONIA or TEMPE)

18 - NOTARY AND FINANCIAL ARRANGEMENT FEES

The notary and financial arrangement fees, agreed at F 55,000 excluding taxes, (fifty-five thousand francs excluding taxes) and divided in the following ways:

- NATIOCREDIMURS, lead bank	: F 30,000 excluding taxes
- AUXICOMI	: F 15,000 excluding taxes
- UCABAIL	: F 10,000 excluding taxes

have already been paid before this date.

19 - MANAGEMENT COSTS

For the duration of the property lease agreement, the LESSOR will collect the following costs:

I/ Costs intended to cover the costs taken on by the LESSOR during specific events:

	FRANCS EXCLUDING TAXES	EUROS EXCLUDING TAXES
Management of disputes relating to the building work or an event	17,500.00	2,667.86
Acquisition and management of a subsidy or exterior loan	12,500.00	1,905.61
Requests for information, provision of proof or other	500.00	76.22
Follow-up costs for outstanding payments	500.00	76.22
Calculation costs for early repurchase	1,500.00	228.67
Early exercise of purchase option	20,000.00	3,048.98
Costs of contract transfer	25,000.00	3,811.23
Modification request from the LESSEE leading to an amendment	12,500.00	1,905.61

II/ Costs invoiced annually

	FRANCS EXCLUDING TAXES	EUROS EXCLUDING TAXES
Management of lease payments and costs of a building lease	NA	NA
Tax management	1,300.00	198.18

All of these costs will be indexed on the variation of the national index of building costs fixed by the French National Institute of Statistics and Economic Studies (Institut National de la Statistique et des Etudes Economiques) at base 100 in the 4th quarter of 1953; the base index taken into consideration is the index of the 2nd quarter of 1997, which is 1060.

The comparison index used to calculate costs will be the last index published at the time of invoicing; the comparison index cannot be lower than the base index indicated above.

These sums, as well as all other sums payable for this agreement, will be debited directly by the LESSOR from the LESSEE’s bank account.

20 - Joint surety

François Marius Tourniaire, Company Director, husband from his first marriage to Françoise Jacqueline Georgette Pelissard, domiciled in Impasse du Rimayon in Apt, Vaucluse, born in Algiers, Algeria on 6 June 1939, married under the French basic separation of property matrimonial regime, according to his marriage contract received by Maître Paul Bonnet, notary in Algiers, Algeria, on 31 March 1961, prior to the marriage which took place in the Algiers town hall on 4 April 1961; this matrimonial regime has not been amended since that time.

Hereafter referred to as ‘the guarantor’.

With full awareness of all that precedes, agrees to stand joint surety for the LESSOR, as a guarantee of the successful execution of the commitments made by the lessee Company in this lease agreement, according to the following conditions:

I - Scope of commitment

This commitment obligates the guarantor, on all current and future movable and immovable property, to pay the LESSOR what is owed by the lessee, if the latter cannot meet its obligations, regardless of the reason.

This is a joint obligation meaning that the guarantor gives up any right to discussion or division.

By giving up this right to discussion, the guarantor agrees to pay the LESSOR without requesting the LESSOR to take action against the lessee first.

Giving up the right to division means that if several people stand surety for the lessee, the LESSOR may demand from any one of them the full payment of what it is due by the lessee.

II - Guaranteed obligations

This joint surety applies to the payment or repayment of all sums, regardless of the amount, that the lessee designated above may owe to the LESSOR as principal and interest, costs and incidentals, both for the period determined by the Preliminary Conditions and for the period running from the effective date of the lease agreement which follows.

However, this surety commitment will only cover the obligations mentioned above for a payment equivalent to five million four hundred and forty eight thousand francs (4,448,000 francs), and this will apply for the duration of the contract.

The surety declares full knowledge of this lease agreement, in particular the total amount, the duration, the methods of lease payment, indemnities, damages that may be due by virtue of the General and Supplementary Conditions of these agreements, and normal or early payment clauses.

Each of these provisions is applicable under the same conditions for the surety, who expressly accepts to respect them.

III - Transfer - Recourse of the LESSOR

a) The guarantor cannot claim to be released until full payment has been made to the LESSOR of all the sums that may be due to the latter as principal and interests, fees and incidentals resulting from the obligations above and within the limit defined above.

b) A change or cessation in the relationship, legal or otherwise, between the guarantor and the lessee will not as a result release the guarantor.

IV - Options of recourse for the guarantor

The guarantor gives up the right to:

a) The provisions of Article 2039 of the Civil Code which, without relieving the guarantor of its commitment, authorises the guarantor to take action against the debtor and force payment if payment has not been made within the period granted by the creditor, the beneficiary of the commitment.

If the LESSOR grants the debtor this period to make the payment, the guarantor, who remains obligated, cannot take action against the debtor before this period expires.

b) Subrogation, personal action, or otherwise, bringing the guarantor in dispute against the LESSOR, for as long as the latter has not been paid the total sum of principal and interests, fees, expenses and incidentals which are due.

This will also apply if the guarantor is partially or completely released from his obligations and if the commitment made by the guarantor is lower than the sums due to the LESSOR from the debtor.

V – Payability

The guarantor will be obligated to fulfil its commitment as soon as the debtor’s obligations to the LESSOR are payable, even if this occurs in advance, regardless of the reason.

VI - Information

The guarantor intends to personally monitor the situation of the debtor and to notify the LESSOR in the event of deferment or non-payment.

The LESSOR will not be obligated to inform the guarantor of events which could affect the financial or legal situation of the debtor or another guarantor, such as the decease of a natural person or the dissolution of a legal entity. In addition, the LESSOR will not be obligated to inform the guarantor of decisions made by another guarantor to end its commitment.

VII - Consequences for persons that acquire the rights and obligations of the guarantor

Every person that acquires the rights and obligations of the guarantor will be considered indivisible from the guarantor, and will be under the same conditions.

The LESSOR can therefore claim the full sum covered by this guarantee from any of these persons, and a division of this claim cannot be imposed on the LESSOR.

VII - Transfer of the lease agreement

The guarantor also agrees to maintain its shared commitment in the event of a contract transfer, and also in the event of successive transfers to third parties.

The preceding stipulations apply to all types of transfer, and any type of transfer of lease rights to other companies, whether these companies are new or pre-existing.

IX - Independence of this guarantee

This guarantee does not and cannot affect the nature and scope of all commitments and guarantees, real or personal, which have or will be contracted or contributed either by the guarantor, or a third party, both existing and future.

21 - Key person insurance

On the guarantee of execution of obligations resulting from this contract, for the full duration of the lease agreement, the company LABORATOIRES EUROSILICONE, LESSEE in this agreement, has subscribed on the head of,

a) Senaz Namooya, Manufacturing Director, residing at Impasse des Amandiers, quartier Les Billards, Gargas, Vaucluse, born in Port Louis, Mauritius, on 23 March 1958, married under the French separation of property matrimonial regime according to her marriage contract prior to the marriage which took place in Cergy Pontoise, Val d’Oise on 21 March 1998.

b) Jacques Maurice Marius Tourniaire, credit and purchase Insurance Director, residing at Quartier Pierrefiche, Saignon, Vaucluse, single and major, born in Algiers, Algeria, on 13 March 1963,

c) Michel André Marius Tourniaire, Administrative Director, residing at 197 Chemin des Imbardes, Apt, Vaucluse, husband to Elisabeth Annie Ghislaine Duhamel, born in Nice, Alpes Maritimes, on 31 March 1965, married under separation of property matrimonial regime according to the marriage contract received on 24 August 1999 by Maître Jaffary, undersigned notary, prior to the marriage in Apt town hall on 3 September 1999.

d) Olivier François Marius Tourniaire, commercial attaché, residing in Quartier La Peyrière, Apt, Vaucluse, single and major, born in Nice, Alpes Maritimes, on 4 October 1971.

To the following:

1. Option 1 Key person insurance contract, taken out with the company GAN ASSURANCES. This insurance will guarantee, in the case of death or complete and definitive invalidity of Jacques Tourniaire (contract no. 01894436 U/3) and Olivier Tourniaire (contract no. 018944535 S/3), capital equivalent to a minimum of three million francs (3,000,000 francs) on each of their heads.

2. And the RELANCE agreement no. 10897, taken out with the company QUATREM, whose registered office is at 45/47 Rue Le Peletier, 9th arrondissement, Paris.

This insurance will guarantee:

- in the event of death of Senaz Falquerho only, capital equivalent to a minimum of three million francs (3,000,000 francs);

- in the case of death of Michel Tourniaire only, capital equivalent to a minimum of two million eight hundred thousand francs (2,800,000 francs)

Together with the RELANCE agreement no. 10897 taken out on the heads of Senaz Falquerho and Michel Tourniaire, the LESSEE agrees to delegate these agreements in favour of the LESSOR within a period of 15 days from this agreement. It is also agreed between the parties that all payments made for the building work will not be made by the LESSOR before receipt of proof of delegation of these conventions in favour of the LESSOR.

If the LESSOR deposits the sum of the insurance policies, this sum will be allocated to:

•	Payment of the same amount as the purchase price in the case of early exercise of the purchase option,

•	Payment of the indemnity of cancellation or annulment of the lease agreement,

•	Payment of the lease payment due and all sums due by the LESSEE to the LESSOR on lease expiry, on the agreed date, or in advance;

Failing this, the LESSEE will be repaid after liquidation of the accounts relating to this agreement or, with the agreement of the associates or members of the board, within the framework of a public limited company, to the heirs of the insured on the agreed expiry of the lease for purchase.

The indemnity that may be conserved to ensure satisfactory execution by the LESSEE of all the obligations of this lease agreement, must be repaid by the LESSOR at the monthly money market rate, except if there are contrary legal or regulatory requirements. This repayment must be paid annually to the LESSEE by the LESSOR.

22 - Security provided by the company SOFARIS

As a guarantee of execution of all the conditions and obligations of the present lease for purchase agreement, the LESSOR has solicited and obtained on 28 August 2000, under number SME 00.193770.C of the company SOFARIS, SOCIETE FRANCAISE DE GARANTIES DES FINANCEMENTS DES PETITES ET MOYENNES ENTREPRISES, whose registered office is located at 27/31 Avenue du Général Leclerc, Maisons Alfort, Val de Marne, a counter guarantee for risks of 30% on the intervention sum of fifteen million francs (15,000,000 francs).

It is specified herein that the company SOFARIS has extended the period of use of the guarantee until 28 April 2001, as confirmed by a letter dated 5 March 2001, in Marseille.

The guarantee notice of 28 August 2000 and a copy of the letter of 5 March 2001, mentioned above, are attached to the present agreement after reference.

This counter guarantee was granted to the LESSOR on condition that the following conditions are fulfilled by the LESSEE:

- Contrary to article 7 of the general conditions overleaf, the guaranty offered by SOFARIS cannot be applied in the event of receivership or legal liquidation proceedings, or if forfeiture of the guarantee occurs within a period of 9 months from the date that funds are made available.

- Pledge security on the lease agreement

- Joint guarantee of François Tourniaire, limited to two years of lease payment, inclusive of tax

- Key person insurance taken out by Senaz Falqueho, and Jacques, Michel and Olivier Tourniaire for a minimum sum of 3,000,000 Francs on each head.

The LESSEE must respect all the conditions imposed above by the company SOFARIS so that the guarantee conferred by this company can be maintained for the duration of the agreement.

The premiums requested by the company SOFARIS will be directly debited on the account of the LESSEE, whose reference information is presented above.

In the case of early repayment of the lease agreement, half of the remaining fees on the initial schedule of payments will become immediately payable.

If any of the conditions above are not fulfilled, leading the company SOFARIS to withdraw its guarantee, this lease agreement may be cancelled at the simple first request of the LESSOR according to the conditions in Article L of this agreement.

23 - Security pledge on the lease agreement

As a guarantee of lease payment and repayment of all the sums payable by the LESSEE according to the conditions of this contract, and more generally, the execution of all the obligations that the LESSEE is responsible for, the latter pledges as security to the LESSOR, who accepts, the intangible assets resulting from this agreement and benefitting the LESSEE, the full lease right and the agreement to sell without exception or reserve.

By means of this pledge, the LESSOR will have and exercise over the various elements of the lease agreement all the rights, actions and privileges granted to secured creditors by the law.

In accordance with Article 2076 of the Civil Code, the effectiveness of the privilege of this pledge will be assured in the following way

•	The parties require the represented notary to deliver one authentic copy of this deed, marked ‘unique authentic copy subject to the security pledge contained in this deed’, which will be given to the LESSOR.

•	The LESSEE agrees not to request any other authentic copy of this deed.

This stipulation does not however prevent the provision of the executory copy to the LESSOR.

24 - Investment Management Agreement

The representatives of the companies AUXICOMI and UCABAIL IMMOBILIER give by this agreement mandate to the company NATIOCREDIMURS to carry out all administrative and management operations for this lease, in particular:

•	to manage the value added tax for this operation;

•	to cash all sums as pre-leasing fees, lease payments or other charges, ordinary or extraordinary expenses, cancellation or annulment indemnities, sale price, taxes, etc.;

•	to share between the LESSORS all cashed sums and all disbursements to be carried out in the proportions specified above;

•	to exercise and execute the prerogatives reserved for the LESSORS, and generally to do all that is judged necessary or useful for the smooth progress of the operation governed by this contract.

The representative of the company NATIOCREDIMURS, ex officio, expressly accepts the mandate conferred on the company.

The LESSEE takes cognizance of the agreements above and agrees to pay the company NATIOCREDIMURS all the sums which are due to the LESSOR, by virtue of this lease agreement, and to notify NATIOCREDIMURS of cancellation or annulment requests, as well of any transfers or transfers of rights to this lease.

SECTION IV

MISCELLANEOUS PROVISIONS

S - Publication - Powers

The current lease agreement will be published in the second Avignon mortgage registry, through application of the provisions of Article 1-2 of Act No. 66-455 of 2 July 1966, amended by Order No. 67-837 of 28 September 1967, according to the methods set in Article 10 of Decree No. 72-665 of 4 July 1972.

To fulfill the formalities of land registration, the parties, acting for the shared interest, grant all the necessary powers to the clerks of the Société Civile Professionnelle ‘Dominique Perrine, Bernard Merland, Bruno de Lapasse, Notaries’, notaries at 4 Rue de Berri, 8th arrondissement, Paris,

With the authority to establish and sign all modifying, correcting or supplementary deeds of this agreement, in order to bring this agreement into line with the mortgage, land registry and registry office documents,

The parties grant, as needed, all the powers to the holder of an authentic deed or an extract of this agreement, to fulfil the formalities required by the laws, orders and decrees mentioned above.

T - Declarations

The parties, each in the matters that concern them, declare:

- that the company represented by the party is a French company with its registered office in France,

- that the company is not the subject of any nullity or dissolution suits,

- that the company is not and has never been in a state of insolvency and has never been affected by the requirements of Act No. 67-563 of 13 July 1967 on legal settlement, legal liquidation or personal bankruptcy,

- that the company has never been affected by the requirements of Act No. 85-98 of 25 January 1985 and Decree No. 85-1387 of 27 December 1985 on receivership and legal liquidation of businesses.

- that generally speaking, the company does not find itself in a situation or subject to any measures which may restrict its capabilities or powers.

- and that the LESSOR and the LESSEE have not received any notifications of a compulsory purchase order of the building in question in this agreement.

U - Declaratory obligations

To fulfil the obligations required by Decree No. 95-617 on 6 May 1995, in application of Article 57 of Act No. 95-115 of 4 February 1995 on territorial planning and development (Orientation pour l’Aménagement et le Développement du Territoire), the LESSOR will provide the LESSEE with the following:

- a report summarising the General Conditions,

- a table showing, for each lease payment, the share of the payment taken into account to fix the potential transfer price of the building at the end of the contract.

V - It is further agreed between the parties

1) To calculate costs

That the sum of investment of the LESSOR to realise this lease agreement is evaluated at the sum of fifteen million francs (15,000,000 francs) excluding taxes, or seventeen million nine hundred and forty thousand francs (17,940,000 francs) inclusive of taxes.

2) To calculate land registration tax

- that the accumulated sum of lease payments for the duration of the lease is evaluated at the sum of twenty million nine hundred and seventy six thousand nine hundred and fifty three francs (20,976,953 francs) excluding taxes,

- that extraordinary charges are evaluated at ten thousand francs (10,000 francs)

For a building leased for a period over 12 years, the base rate of the land registration tax is calculated on the accumulated sum of lease payments excluding tax, indicated above, reduced by the share of lease payments corresponding to financial costs paid by the LESSEE for this agreement.

This share of lease payments is estimated for this agreement at the sum of five million nine hundred and seventy six thousand nine hundred and fifty four francs (5,976,954 francs), so that the tax base estimated as above, will rise to fifteen million nine thousand nine hundred and ninety-nine francs (15,009,999 francs).

3) To calculate the registrar’s salary

That the accumulated amount of lease payments inclusive of taxes rises to the sum of twenty five million ninety eight thousand four hundred and thirty four francs seventy nine cents (25,098,434.79 francs)

4) Finally:

- that the price of the agreement to sell at the end of the contract is evaluated at one franc,

- that the land value is six hundred and seventy three thousand francs (673,000 francs)

W - Registered office

To execute the present agreements and the agreements that follow, the parties elect domicile in their respective registered office.

All enforceable deeds and other documentation will be served at this elected domicile, even in the event of transfer of this lease, notwithstanding the authorisation or involvement of the LESSOR of the deed.

X - Attribution of jurisdiction

If the need arises, the parties have agreed to attribute jurisdiction to the competent courts in Paris.

Y - Costs

All the costs and fees of this agreement and any ensuing costs resulting from the agreement, as well as the cost of the executory copy returned to the LESSOR, will be the responsibility of the LESSEE, who agrees to take on this responsibility.

Which is hereby legally certified

And established in sixty pages.

Having read the document, the parties have signed this deed with the undersigned notary, at the date and place indicated above, and this act will be filed in the directory of the representative and represented notaries, and will remain in the records of the latter.

Followed by signatures.

/s/ Signatures Illegible

DLA PIPER	DLA Piper UK LLP

15-17 rue Scribe

Paris 75009

France

Telephone +33 (0)1 40 15 24 00

Fax +33 (0) 1 40 15 24 01

Web www.dlapiper.com

Toque R235

Hélène Wioland	Your reference number

BNP Paribas

Lease Group	Our reference number

46/52 rue Arago	//800084/1

92823 Puteaux Cedex	FRM/673331.1

Delivered	Paris, October 28, 2009

Re: Eurosilicone/Addendum to the lease contract

Dear Madame,

Please find attached 3 copies of the lease for purchase contract addendum of March 8, 2001, signed and initialed by all signatories.

I hope these are safely received. Please accept the expression of my sincere esteem.

/s/ Amandine Joulié

Amandine Joulié

Attorney

DLA Piper UK LLP

A Firm of Solicitors and Registered Foreign Lawyers, Member of the Law Society of England and Wales. Registered at the Bar of Paris in application of Directive 98/5/CE.

A ‘limited liability partnership’, registered in England and Wales (registration number OC307847), law firm that is part of DLA Piper, an international legal services firm.

A list of members may be consulted at the headquarters and main offices located at number 3, Noble Street, London, EC2V 7EE, United Kingdom and at the address above. Partner is defined as a member of a limited liability association.

ADDENDUM TO THE LEASE FOR PURCHASE CONTRACT DATED MARCH 8 2001

BETWEEN THE UNDERSIGNED

1st) The company named NATIOCREDIMURS SOCIETE EN NOM COLLECTIF, an unlimited partnership with capital of 22,800,000 euros, whose headquarters are located in PUTEAUX (Hauts-de-Seine), “Le Métropole” building, 46/52, rue Arago, identified by SIREN number 332 199 462 RCS NANTERRE,

Constituted according to the terms of a private deed dated March 13, 1985, listed by the name “NATIO LOCATION ET CIE”, whose commercial name is “NATIOCREDIMURS SOCIETE EN NOM COLLECTIF”, one of the originals was submitted to the records of the Professional Civil Company “Pascal DUFOUR, Jean-Pierre BENOIST and Claudine SAVARY, Notaries”, holder of a Notary Office in PARIS, following the act dated March 22, 1985, And definitively authorized as a Financial Credit-Company Establishment, as resulting from a decision rendered by the Committee of Credit Establishments, dated in PARIS, March 20, 1985, and by a letter issued by the BANQUE DE FRANCE, dated May 9, 1985.

Represented by [handwritten] Ms. NATHALIE BLANCHARD, Jurist [handwritten initials]

[crossed out by hand and initialed] By virtue of the powers that were entrusted to him/her by Mr. [blank space], jurist, Residing in Puteaux on the premises of the NATIOCREDIMURS company, according to the terms of a private deed power of attorney in PUTEAUX, dated [blank space] Of which the original remains appended here

[Handwritten and initialed] Ms. BLANCHARD, acting herself by virtue of the powers that have been entrusted to her by Mr. Thierry GALHARRET, director of relations BNP PARIBAS, residing professionally in PUTEAUX (Hauts de Seine) “Le Metropole” Building, 46/52 Rue Arago, according to the terms of an deed received by the Hon. Pascal DUFOUR, Esq., dated July 7, 2008.

Mister GALHARRET, acting himself by virtue of the powers that have been entrusted to him by Mr. BISMUT, according to the deed received from the Hon. Pascal DUFOUR dated July 7, 2008,

Mister BISMUT acting according to his position as Director General of the Company named “BNP PARIBAS LEASE GROUP”, a Public Company, with capital of 285, 079, 248 euros, with its headquarters located in PUTEAUX (Hauts de Seine), “Le Métropole” Building, 46/52 Rue Arago and identified by the number 632 017 513 of the RCS NANTERRE; named to the aforementioned functions according to the terms of a deliberation made by the Board of Directors dated September 21, 2006.

It is specifically noted here that by the terms of the aforementioned deliberation in execution of a deliberation by the general assembly of said Company dated May 23, 2002 and conforming to the provisions of law number 2001-420 dated May 15, 2001 pertaining to new economic regulations, the board of directors of the aforementioned company has opted for the director general to act on behalf of the company’s General Management. The Diretor General has been invested with the most extensive powers to act in the name of the Company in all circumstances.

Certified copies which conform to the statements of deliberations made by the Board of Directors of the BNP PARIBAS LEASE GROUP company dated September 21, 2006, as well as a certified conforming copy of the general assembly dated May 23, 2002, remained appended to the deed including the delegation of power by Mister BISMUT to Mister GALHARRET.

[initials handwritten]

The “BNP PARIBAS LEASE GROUP” Company, in its quality as the managing entity of the “NATIOCREDIMURS SOCIETE EN NOM COLLECTIF” Company, resulting from a general assembly dated September 30, 2002, for which a certified, conforming copy of the statement remains appended to the deed dated July 7, 2008 signed and validly represented by Mister BISMUT, such as results from the written statement of consultation dated December 4, 2006, of which a certified, conforming copy of the statement also remains appended to the act dated July 7, 2008.

2nd) The OSEO Financement Company (formerly named Auxicomi), an unlimited partnership, with capital of 377[handwritten addition, illegible] 30 064 euros, with its headquarters in Maisons-Alfort (94700) 27/31, Avenue du Général Leclerc, registered under the number 320 252 489 in the RCS of Créteil

Represented by Mister Pascal RIVIER

3rd) The FINAMUR Company (formerly named Ucabail Immobilier), an unlimited partnership, with capital of 227 221 164 euros, whose headquarters is located in Issy Les Moulineaux (92861) 1-3, Rue du Passeur de Boulogne, registered under the number 340 446 707 in the RCS of Nanterre

Represented by [handwritten illegible BAUDIN]

Hereafter designated as “THE LESSOR”

PARTY OF THE FIRST PART,

The Company named “EUROSILICONE SAS”, a Société par Actions Simplifiée with corporate capital in the amount of 2,000,000 euros, whose headquarters is located at ZI La Peyrolière 84400 APT, registered under the number 347 535 296 in the RCS of Avignon,

With said company represented by:

Mister Kenneth Pearce, President of the SAS EUROSILICONE,

Named to this function by virtue of the declaration stating the decisions of the sole associate dated June 10, 2008, which also named as Director General Mister Barry Hatt.

Hereafter designated as “THE LESSEE”

PARTY OF THE SECOND PART

In the presence of Mister François Marius TOURNIAIRE

DEMONSTRATE THE FOLLOWING

DEMONSTRATING

[initials illegible]

I

REAL ESTATE LEASE FOR PURCHASE DATED MARCH 8 2001

According to the terms of a deed received by the Hon. Jacques JAFFARY, Esq., notary in APT (Vaucluse), standing in for the Hon. PERINNE, a notary in PARIS, dated March 8, 2001, the LESSOR gave to the Company named “LABORATOIRES EUROSILICONE”, hereafter known by the name EUROSILICONE SAS, in a real estate lease for purchase, a building for use as a manufacturing laboratory located in the Community of APT (Vaucluse), built on a plot registered as section AK no. 165 and 190 for 40 ares [4000 square metres] and 69 centiares [69 square meters].

According to the terms of the deed of lease for purchase, in particular the following terms were specified:

-That the ceiling of the financing arrangement was set at 2,286,735.26 Euros Exclusive of Tax (15,000,000 F Exclusive of Tax).

-That the lease payments would be made quarterly and in advance,

-And that the guarantees in effect were as follows:

*Collective and individual securities of Mister François Marius TOURNIAIRE in the amount of 830,542.25 Euros 5,448,000 F) throughout the entire duration of the lease for purchase contract.

*Purchase by Madam Senaz NAMOOYA, maiden name FALQUERHO, Mister Jacques TOURNIAIRE and Mister Olivier TOURNIAIRE of a “key personnel” insurance policy in the amount of 457,347.05 Euros (3,000,000 Francs) per head and purchase by Mister Michel TOURNIAIRE in the amount of 426,857.25 Euros (2,800,000 Francs).

*Security of the lease for purchase contract.

*OSEO Garantie guarantee in the amount of 30% of the investment.

It is specified herein that:

-The lease for purchase was converted to lease payments on January 14, 2002, for an amount of 2,286,735.26 Euros exclusive of tax and comes due on January 14, 2017.

II

SELLING OF SHARES

According to the terms of an order of movement issued on May 30, 2008, the 33,750 shares of the corporate capital of SAS EUROSILICONE were sold to the SAS GC AESTHETICS France.

As a consequence, Mister François Marius TOURNIAIRE asked to be freed of his security commitment with respect to SAS EUROSILICONE.

The Lessor accepted, by way of obtaining a bank guarantee payable on first demand from ULSTER BANK in the amount of 400,000 Euros for a duration of 5 years.

With these provisions stated, there was an agreement to proceed to performing modifications of the real estate lease for purchase contract.

[initials illegible]

III

ADDENDUM

The parties agree to modify as follows the guarantees attached to the lease for purchase contract:

GUARANTEE UPON FIRST DEMAND

Guarantee upon first demand delivered on March 5, 2009, by ULSTER BANK IRELAND LIMITED, company governed by Irish law with capital of 1,324,380,748 euros, with headquarters located in George’s Quay, Dublin 2, registered by the number 25766.

This guarantee upon first demand is limited to the amount of 400,000 Euros.

It is allowed starting from March 5, 2009 to end on March 5, 2014.

A copy of the guarantee upon first demand is appended hereafter.

WITHDRAWAL OF ORIGINAL GUARANTEES

Having taken into account the Guarantee Upon First Demand delivered by ULSTER BANK, the Lessor totally and irrevocably releases the Initial Bond of Mister François Marius TOURNIAIRE of any obligation, commitment, or liability and recognizes having no claim whatsoever against him.

Management costs

By the terms of the present addendum and in compliance with article 19 of the lease for purchase contract, management costs amount to 1,905.61 Euros exclusive of tax, which equates to 2,279 Euros, all taxes included, are payable by the Lessee at the latest on the day the present documents are signed.

MISCELLANEOUS PROVISIONS

The present deed is subject to French law.

The competent courts of Paris are assigned jurisdiction for the execution of the present documents, and domicile is chosen: [handwritten] at the address of the parties’ headquarters. [initials illegible]

[initials illegible]

No further modification is made to the lease for purchase contract dated March 8, 2001, of which all other provisions remain applicable.

Issued in 5 copies,

With this concluded, it has been presented for signatures

Issued in Paris

On [handwritten] June 2th, 2009

[handwritten] October 6, 2009

NATIOCREDIMURS	EUROSILICONE SAS

Represented by Nathalie BANCHARD	Represented by [handwritten] Mr. Kenneth Pearce

In her position as jurist	In his position as President

/s/ Nathalie Banchard	/s/ Kenneth Pearce

[stamp] NATIOCREDIMURS

S.N.C. with capital of 22,800,000 Euros

SIREN No 332 199 462 00026

46/52, rue Arago

92823 PUTEAUX CEDEX

OSEO Financement	FINAMUR

Represented by Pascal RIVIER

Represented by [handwritten illegible]

OSEO financement

Corporate capital: [partially illegible] X77 230 064 euros	/s/ Signature Illegible

RCS Créteil: 320 252 489	FINAMUR

27/31 Avenue du Géneral Leclerc	S.A. with Capital of 227 221 164 Euros – 340 446 707 RCS Nanterre

94710 MAISONS-ALFORT CEDEX	1/3 Rue du Passeur de Boulogne

/s/ Pascal Rivier	92861 ISSY LES MOULINEAUX Cedex 9

Mister François Marius TOURNIAIRE (*)	Telephone: 01 43 23 70 00 – Fax 01 43 23 84 70

(*) The signature will be preceded by the following handwritten notation: “Valid for acceptance of the withdrawal of the initial bond”

[handwritten initials]	5/

Ulster Bank Ireland Limited	ULSTER BANK IRELAND LIMITED

Manchester Trade Services Centre	GUARANTEE No. [handwritten]TFPDU G900974

PO Box 359 7th Floor

1 Hardman Boulevard

Manchester

M3 3AQ [initials handwritten ]

Ulster Bank Ireland Ltd, a company registered under the laws of Ireland, Company No. 25766 whose registered office is located in George’s Quay, Dublin 2.

Represented by [handwritten] ED JONES, JOHN BAINES

Document authorized for purposes of the present documents

hereafter referred to as the ‘Guarantor’

Having knowledge of the lease for purchase transaction

Dated March 8, 2001 entered into between:

The company EUROSILICONE, a French societe par actions simplifiee, whose share capital amounts to EUR 2,000,000, whose headquarters are located in the ZI La Peyrolière, 84400 Apt, registered with the French Trade and Companies Register of Avignon under number 347 535 596, hereafter referred to by its name or referred to as the ‘Purchaser’

And:

The company NATIOCREDIMURS, a French unlimited partnership, whose share capital amounts to EUR 22,800,000, whose registered office is located in Puteaux (92800) 46/52 rue Arago, registered with the French Trade and Companies Register of Nanterre under number 332 199 462.

The company OSEO FINANCEMENT, (formerly named Auxicomi) a French societe en nom collectif, whose share capital amounts to EUR 377,230,064, whose registered office is located in Maisons Alfort (94700) 27/31, Avenue du General Leclerc, registered with the French Trade and Companies Register of Créteil under number 320 252 489.

The company FINAMUR (formerly named Ucabail Immobilier), a French societe en nom collectif, whose share capital amounts to EUR 227,221,164, whose registered office is located in Issy Les Moulineaux (92861) 1-3, rue du Passeur de Boulogne, registered with the French Trade and Companies Register of Nanterre under number 340 446 707 hereafter referred to as the ‘Beneficiary’

Hereby DECLARES that pursuant to the provisions of article 2321 of the Civil Code, it irrevocably and unconditionally undertakes to pay to the Beneficiary:

- From the date of March 5, 2009, and until the date of March, 5 2014, within the limit of maximum amount of FOUR HUNDRED THOUSAND EUROS (400,000 euros)

any sums that the Beneficiary may request, without any possibility of delaying payment or raising any objection or exception to object to such payment, delay it or argue over the amount of such payment.

The present guarantee is of an autonomous nature, independent from the legal relationships created by the lease for purchase agreement, the Guarantor expressly acknowledges that it will not oppose against the Beneficiary the nullity, resolution or the termination of the lease for purchase, nor in a general sense any exception or any defense resulting from the legal relationships existing between the Beneficiary and the Purchaser.

As a consequence, any payment shall take place at the latest 10 business days from receipt of a payment request sent by registered letter with acknowledgement of receipt requested to the Guarantor at the following address:

Address: Ulster Bank Ireland Ltd, C/O Royal Bank of Scotland PLC, 7th Floor, No 1 Hardman Boulevard, Manchester M3 3AQ.

It is however expressly understood that, in order to be admitted, this payment request will be required to include:

•	the certificatation by the Beneficiary that the Purchaser has failed to comply with its obligations pursuant to the above mentioned contract,

•	reference to the obligation that is not complied with.

Unless payment of the amounts requested pursuant to the present guarantee is made within 10 business days, such sums will bear interest charges at the rate of 1% per month, and all fees, particularly legal fees, that may be due by the Beneficiary to recover its claim under the present guarantee shall be borne by the Guarantor.

Any payment made by the Guarantor for a particular period will reduce pro tanto the maximum amount for the respective period and for the or for each period following.

The present guarantee will become null and void on March 5, 2014 at 12:00 pm.

After such date, no further request regarding the present guarantee, for either the past or for the future, will be accepted for any reason whatsoever. Consequently, restitution to the Guarantor of the present deed will not be required in order to acknowledge its cancellation, with the Beneficiary being deprived of any right thereunder.

The present guarantee is executed both in French and English language. In case of conflict between the two versions, the English language version shall prevail over the French language version.

The present guarantee is subject to French law and the courts of Paris will have exclusive jurisdiction with respect to any dispute or claim relating to its application and performance.

Prepared in Dublin, Ireland

March 5, 2009

Signed as deed by	In the presence of

/s/ Signature Illegible	/s/ Ed Jones

As the attorney and on behalf of	Bank Official

Ulster Bank Ireland Limited	Ulster Bank Ireland Limited

Manchester Trade Service

PO Box 359, 7th Floor

1 Hardman Boulevard

Manchester [handwritten ED JONES]

M3 3AQ

[illegible initials]

THIS POWER OF ATTORNEY made on the 25th day of February two thousand and Nine by ULSTER BANK IRELAND LIMITED (“the Bank”) having its registered office at Ulster Bank Group Centre, George’s Quay, Dublin 2, Ireland pursuant to the powers in that behalf contained in its Articles of Association Witnesses as follows.

1. Appointment

That any two of Steve Hawkley, Centre Manager, Trade Services Manchester: Martin Stocks, Risk and Control Manager, Trade Services Manchester; Erika Filipek, Team Manager, Trade Services Manchester; John Baines, Technical Consultant, Trade Services Manchester; Ed Jones, Technical Manager, Trade Services Manchester; Gwynne Lever, Team Manager, Trade Services Manchester; of The Royal Bank of Scotland plc, be appointed Attorneys of the Bank to execute guarantees and indemnities in the normal course of trade business, without prejudice to the said generality, performance bonds and all other documents required in connection therewith.

2. Bank to be Bound

The Bank intends that any deed or document which the Attorney is authorised to sign under clause 1 above and which is duly signed on its behalf by the Attorney shall bind the Bank and shall have the same effect as if it had been executed under the Bank’s Common Seal.

3. Construction

This Power of Attorney shall be governed by the Laws of Ireland.

4. Nature of this Power of Attorney

This Power of Attorney is a deed and has been executed by the Bank as a deed.

5. Date of Expiry

This Power of Attorney will remain in force until revoked, cancelled or annulled by the Bank.

IN WITNESS whereof the Common Seal of the Bank has been affixed hereto the day and year first herein written.

PRESENT when the

COMMON SEAL of

ULSTER BANK IRELAND LIMITED

was affixed hereto:-

Director /s/ Signature Illegible

Director/Secretary /s/ Signature Illegible

[seal] [initials handwritten]

Ulster Bank Ireland Limited	ULSTER BANK IRELAND LIMITED

Manchester Trade Services Centre	GUARANTEE No. TFPDU G900974

PO Box 359 7th Floor

1 Hardman Boulevard

Manchester

M3 3AQ [initials handwritten ]

Ulster Bank Ireland Ltd, a company registered under the laws of Ireland, Company No. 25766 whose registered office is located in George’s Quay, Dublin 2 (Ireland). Address for service is Ulster Bank Ireland Ltd, C/O) Royal Bank of Scotland Plc, 7th Floor, No 1 Hardman Boulevard, Manchester M3 3AQ.

Represented by [handwritten] ED JONES, JOHN BAINES

Duly authorised	Hereafter the ‘Guarantor’

Having knowledge of the property lease transaction

Dated 8 March 2001 entered into between:

The company EUROSILICONE, a French societe par actions simplifiee, whose share capital amounts to EUR 2,000,000, whose registered office is located in APT (84400), ZI La Peyrolière, registered with the French Trade and Companies Register of Avignon under number 347 535 596

Hereafter the ‘Principal’

And:

The company NATIOCREDIMURS, a French societe en nom collectif, whose share capital amounts to EUR 22,800,000, whose registered office is located in Puteaux (92823) 46/52 rue Arago, registered with the French Trade and Companies Register of Nanterre under number 332 199 462.

The company OSEO FINANCEMENT, (formerly named Auxicomi) a French societe en nom collectif, whose share capital amounts to EUR 377,230,064, whose registered office is located in Maisons Alfort (94700) 27/31, avenue du General Leclerc, registered with the French Trade and Companies Register of Créteil under number 320 252 489.

The company FINAMUR (formerly named Ucabail Immobilier), a French societe en nom collectif, whose share capital amounts to EUR 227,221,164, whose registered office is located in Issy Les Moulineaux (92861) 1-3, rue du Passeur de Boulogne, registered with the French Trade and Companies Register of Nanterre under number 340 446 707

Herefter the ‘Beneficiary’

Hereby DECLARES that pursuant to article 2321 of the French civil code, it irrevocably and unconditionally undertakes to pay to the Beneficiary:

-	from the date of 5th of March 2009 and until the date of 5th March 2014 within the limit of maximum amount of FOUR HUNDRED THOUSAND EUROS (400,000 euros) [handwritten initials]

Ulster Bank Ireland Limited	ULSTER BANK IRELAND LIMITED

Manchester Trade Services Centre	GUARANTEE No. TFPDU G900974

PO Box 359 7th Floor

1 Hardman Boulevard

Manchester

M3 3AQ [initials handwritten ]

Any sums that the Beneficiary may request, without any possibility to delay payment or raise any objection or exception to object to such payment, delay it or discuss the amount.

The present guarantee is of an autonomous nature, independent from the legal relationships created by the property lease agreement, the Guarantor expressly acknowledges that he will not oppose to the Beneficiary the nullity, cancellation or the termination of the property lease, nor generally any exception or any defence resulting from the legal relationships existing between the Beneficiary and the Principal.

As a consequence, any payment shall take place at the latest 10 business days from receipt of a payment request sent by registered letter with acknowledgement of receipt requested to the Guarantor to the following address:

Address: Ulster Bank Ireland Ltd, C/O Royal Bank of Scotland Plc, 7th Floor, No 1 Hardman Boulevard, Manchester M3 3AQ

It is however expressly agreed that, in order to be admitted, this payment request shall imperatively contain:

•	the certificate by the Beneficiary that the Principal has failed to comply with its obligations pursuant to the above mentioned contract,

•	the mention of the obligation which is not complied with.

Failure to pay within the 10 business days of the amounts requested pursuant to the present guarantee shall imply payment of interest at the rate of 1% per month on any unpaid amount and all costs, in particular judiciary costs, eventually due by the Beneficiary to recover its receivable under the present guarantee shall be borne by the Guarantor.

Any payment by the Guarantor, will reduce pro tanto the maximum amount available under the present guarantee.

The present guarantee will become null and void on 5th March 2014 at 12:00 at the Guarantor’s aforementioned address.

After such date, no request regarding the present guarantee, will be accepted for any reason whatsoever. Consequently, restitution of the present guarantee to the Guarantor will not be required in order to acknowledge its cancellation, the Beneficiary being deprived from any right thereunder.

The present guarantee is executed both in French and English language. In case of conflict between the two versions, the English language version shall prevail over the French language version.

[handwritten initals]

Ulster Bank Ireland Limited	ULSTER BANK IRELAND LIMITED

Manchester Trade Services Centre	GUARANTEE No. TFPDU G900974

PO Box 359 7th Floor

1 Hardman Boulevard

Manchester

M3 3AQ [initials handwritten ]

The present guarantee is governed by French law and the courts of Paris will have exclusive jurisdiction with respect to any dispute or claim relating to its application and performance.

Made in Dublin, Ireland

On 5th March 2009

Signed as deed by	In the presence of

/s/ Signature Illegible	/s/ Ed Jones

As the attorney and on behalf of	Bank Official

Ulster Bank Ireland Limited	Ulster Bank Ireland Limited

Manchester Trade Service

PO Box 359, 7th Floor

1 Hardman Boulevard

Manchester [handwritten ED JONES]

M3 3AQ

[illegible initials]